UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

THE HANOVER INSURANCE GROUP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On the Move 2019 Notice of Annual Meeting and Proxy Statement  ANNUAL MEETING OF SHAREHOLDERS  TO BE HELD ON MAY 14, 2019   The Hanover Insurance Group®

THE HANOVER INSURANCE GROUP, INC.

440 Lincoln Street

Worcester, Massachusetts 01653

Letter to our Shareholders from John C. Roche, our President and Chief Executive Officer

March 28, 2019

TO OUR SHAREHOLDERS:

You are cordially invited to attend the Annual Meeting of Shareholders of The Hanover Insurance Group, Inc. to be held on Tuesday, May 14, 2019, at 9:00 a.m. local time, at the Company’s headquarters in Worcester, Massachusetts.

The accompanying Notice and Proxy Statement describe in detail the matters to be acted on at the Annual Meeting. Your vote is important. We hope that you will vote as soon as possible. Please review the instructions concerning each of your voting options described in the accompanying Proxy Statement. Your cooperation will assure that your shares are voted and will also greatly assist us in preparing for the Annual Meeting.

Sincerely,

John C. Roche

President and Chief Executive Officer

THE HANOVER INSURANCE GROUP, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 14, 2019

To the Shareholders of The Hanover Insurance Group, Inc.:

Below please find the details regarding the 2019 Annual Meeting of Shareholders of The Hanover Insurance Group, Inc.:

LOCATION: Our principal executive office corporate headquarters, 440 Lincoln Street, Worcester, Massachusetts 01653 DATE AND TIME: Tuesday, May 14, 2019, at 9:00 a.m. local time ITEMS OF BUSINESS: 1. The election of four individuals to the Board of Directors; 2. The advisory approval of the Company's executive compensation; 3. The ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company's independent, registered public accounting firm for 2019; and 4. Such other business as may properly come before the Annual Meeting or any adjournment thereof. RECORD DATE: The Board of Directors has fixed March 18, 2019 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

By Order of the Board of Directors,

CHARLES F. CRONIN

Vice President and Secretary

Worcester, Massachusetts

March 28, 2019

Your vote is important. Whether or not you plan to attend the Annual Meeting, you are requested to vote your shares. Please follow the voting instructions set forth in the Proxy Statement. If you attend the Annual Meeting and desire to withdraw your proxy and vote in person, you may do so.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 14, 2019: The Proxy Statement and Annual Report to Shareholders are available at www.proxydocs.com/THG.

LOCATION: Our corporate headquarters, 440 Lincoln Street, Worcester, Massachusetts 01653DATE AND TIME: Tuesday, May 15, 2018, at 9:00 a.m. local time ITEMS OF BUSINESS: 1. The election of four individuals to the Board of Directors;2.  The advisory approval of the Company's executive compensation; 3.The ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company's independent, registered public accounting firm for 2018; and4.  Such other business as may properly come before the Annual Meeting or any adjournment thereof. RECORD DATE: The Board of Directors has fixed March 19, 2018 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Your vote is important. Whether or not you plan to attend the Annual Meeting, you are requested to vote your shares. Please follow the voting instructions set forth in the Proxy Statement. If you attend the Annual Meeting and desire to withdraw your proxy and vote in person, you may do so.

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT SUMMARY

This summary provides highlights of the important information contained elsewhere in our Proxy Statement. It does not contain all of the information you should consider. We encourage you to read the entire Proxy Statement before voting.

GENERAL INFORMATION (see pages 1-5) Meeting: Annual Meeting of Shareholders Date: Tuesday, May 14, 2019 Time: 9:00 a.m., local time Location: 440 Lincoln Street, Worcester, MA 01653 Record Date: March 18, 2019 Common Stock Outstanding: 40,689,741 shares Voting: One vote per share of Common Stock Registrar & Transfer Agent: Computershare Limited Corporate Website: www.hanover.com Investor Relations: www.hanover.com – under “Investors” Annual Report: www.hanover.com – under “Investors – Annual Reports” Corporate Responsibility Website:  www.hanover.com – under “About Us – Corporate Responsibility” EXECUTIVE COMPENSATION (see pages 21-54) 2018 Company Performance Highlights: • Net income of $391.0 million • Stock price appreciated 8.0% • Increased ordinary quarterly dividend 11.0% • Net premium written increased 6.7% • Successful sale of Chaucer Principal Components of Executive Compensation: Annual base salary Short-term incentive comp Long-term incentive comp Significant Compensation Practices: Multi-year vesting for long-term awards Significant stock ownership requirements for directors/officers “Double trigger” for change in control benefits Clawback policy Prohibition on pledging/hedging Company stock Limited perquisites Cap on payouts under variable incentive compensation programs No “280G tax gross ups” for new participants in the Employment Continuity Plan History of not re-pricing stock options CORPORATE GOVERNANCE (see pages 6-16) Director Nominees: (each for a three-year term expiring in 2022, except as noted) P. Kevin Condron – Independent (for a two-year term expiring in 2021); Michael D. Price – Independent; Joseph R. Ramrath – Independent; and John C. Roche – President & CEO. Director Election Standard: Majority of votes cast Current Board Composition: 11 members (10 independent) Board Meetings in 2018: 7 Standing Board Committees (Meetings in 2018): Committee of Independent Directors (9); Audit (10); Compensation (8); Nominating & Corp Governance (5) Board Leadership: Separate CEO and Chair Board Communications:  Mail: The Hanover Insurance Group, Inc.  Board of Directors, Attn: Corporate Secretary 440 Lincoln Street, Worcester, MA 01653 Web: www.HanoverAlertLine.com Phone: 1-800-533-2547 Code of Conduct: www.hanover.com under “About Us-Corporate Governance—Company Policies” MATTERS TO BE VOTED ON Agenda Item Board Recommendation See Pages 1. Election of four director nominees FOR each nominee 17 2. Advisory vote on executive compensation FOR 18 3. Ratification of the appointment of PwC as our independent, registered public accounting firm for 2019 FOR 19-20

THE HANOVER INSURANCE GROUP   2019 PROXY STATEMENT     i

PROXY STATEMENT

We have made these proxy materials available to you on or about March 28, 2019 via the Internet or, at your request, forwarded paper copies by mail, in connection with the solicitation of proxies by the Board of Directors (the “Board”) of The Hanover Insurance Group, Inc. (“THG” or the “Company”) for use at our Annual Meeting of Shareholders to be held on May 14, 2019 (the “Annual Meeting” or “Meeting”). In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), we have provided access to our proxy materials over the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a paper copy of the proxy materials unless you request one. The Notice instructs you on how to access the proxy materials via the Internet. The Notice also instructs you on how to vote your shares via the Internet. If you received a Notice by mail and would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice.

QUESTIONS AND ANSWERS ABOUT PROXY MATERIALS AND THE ANNUAL MEETING

What is included in these proxy materials? These proxy materials include our Proxy Statement for the Annual Meeting and our Annual Report to Shareholders for the fiscal year ended December 31, 2018 (the “Annual Report”), including our financial statements and the report of PricewaterhouseCoopers LLP (“PwC”) thereon. The Annual Report is neither a part of this Proxy Statement nor incorporated herein by reference. If you requested a paper copy of these materials by mail, these materials also include the proxy card for submitting your vote prior to the Annual Meeting.

What is the purpose of the Annual Meeting? At the Annual Meeting, shareholders will act on the following matters:

•	election of four directors;
•	advisory approval of the Company’s executive compensation; and
•	ratification of the appointment of PwC to serve as the Company’s independent, registered public accounting firm for 2019.

Any other business that properly comes before the Annual Meeting also will be considered. In addition, management will respond to questions from shareholders.

Who is entitled to vote at the Annual Meeting? Only shareholders of record at the close of business on March 18, 2019 (the “Record Date”) are entitled to vote at the Meeting.

What are the voting rights of the holders of the Company’s common stock? Each share of THG’s common stock, par value $0.01 per share (the “Common Stock”), entitles its holder to one vote.

Who is soliciting my vote? The Board is soliciting your vote at the Annual Meeting. Proxies also may be solicited on the Board’s behalf by directors, officers or employees of the Company, in person or by telephone, mail, electronic or facsimile transmission. The Company will pay the cost of soliciting proxies, including reimbursing banks, brokerage firms and others for the reasonable expenses incurred by them for forwarding proxy material on behalf of the Board to beneficial owners of Common Stock.

How does the Board recommend that I vote? Our Board recommends that you vote your shares “FOR” the election of each nominee to the Board and “FOR” each of the other proposals specifically identified in this Proxy Statement for action at the Annual Meeting.

How many shares are entitled to vote at the Annual Meeting? As of the Record Date, 40,689,741 shares of Common Stock were issued, outstanding and entitled to be voted.

How many shares must be present to hold the Annual Meeting? A quorum (a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting) must be present either in person or by proxy. Abstentions will be treated as present at the Annual Meeting for the purpose of determining a quorum and, because brokers have the discretionary authority to vote on one proposal (the ratification of auditors), broker non-votes will also be treated as present at the Annual Meeting for the purpose of determining a quorum. A “broker non-vote” occurs when a broker holding shares for a beneficial owner returns a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. Banks and brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on any matter specifically identified for action at the Annual Meeting other than the ratification of the appointment of PwC to serve as the Company’s independent, registered public accounting firm for 2019.

How do I vote? You may either vote in person at the Annual Meeting or by proxy without attending the Meeting.

How do I vote by proxy? If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name,” and such brokerage firm or nominee will forward the Notice and/or a printed copy of the proxy materials to you, together with voting instructions. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote.

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     1

If you are a registered shareholder (that is, if you hold stock certificates directly in your name), you may vote via the Internet in accordance with the instructions set forth in the Notice. If you have requested a paper copy of the proxy materials, you may vote by mail, via the Internet, or via the toll-free number in accordance with the instructions set forth on the proxy card. The shares of Common Stock represented by your proxy will be voted as you directed, or, if the proxy card is signed, dated and returned without instructions, in accordance with the Board’s recommendations as set forth in this Proxy Statement.

The proxy also confers discretionary authority with respect to any other proposals that may properly be brought before the Annual Meeting. As of the date of this Proxy Statement, neither the Board nor management is aware of any other matters to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, then the proxies solicited hereby will be voted in accordance with the recommendations of the Board.

Can I change my vote after I submit my proxy? Yes. Any registered shareholder giving a proxy may revoke it at any time before it is exercised by delivering written notice thereof to the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653. If you are a beneficial owner of shares held in street name, you may revoke or change your voting instructions prior to the Meeting by timely instructing your broker, trustee or nominee. Any shareholder of record attending the Annual Meeting may vote in person regardless of whether or not the shareholder previously delivered a proxy. Shares held beneficially in street name may be voted in person only if you obtain and bring to the Meeting a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Presence at the Annual Meeting by a shareholder who has submitted a proxy, however, does not in itself revoke a submitted proxy.

What vote is required to approve each item, and how are abstentions and broker non-votes treated?

Proposal	Vote Required	Effect of Broker Non-Votes and Abstentions
1. Election of a director nominee

The affirmative vote of a majority of the votes properly cast (in person or by proxy). For purposes of electing directors, “the affirmative vote of a majority of the votes cast” means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director.

Broker non-votes and abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.
2. Advisory vote on executive compensation	The affirmative vote of a majority of the votes properly cast (in person or by proxy).	Broker non-votes and abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.
3. Ratification of the appointment of PwC to serve as the Company’s independent, registered public accounting firm for 2019	The affirmative vote of a majority of the votes properly cast (in person or by proxy).

Abstentions, because they are not votes cast, will not be counted and will have no effect on the outcome. However, banks and brokers that have not received voting instructions from their clients may vote their clients’ shares on this proposal.

What happens if a director nominee is not elected at the Annual Meeting? If a nominee who is currently serving as a director is not re-elected at the Annual Meeting, then under Delaware law, the director would continue to serve on the Board as a “holdover director.” However, under our by-laws, any director who is nominated but fails to be re-elected is required to promptly tender his or her resignation to the Board, effective at the end of his or her current term. The Nominating and Corporate Governance Committee (the “NCGC”) will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In making their determinations, the NCGC and the Board may consider any factors deemed relevant. The Board will act on the NCGC’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not vote on the NCGC’s recommendation or the Board’s decision.

How do participants in The Hanover Insurance Group Employee Stock Purchase Plan (the “ESPP”) vote their shares?
ESPP participants who retain their issued shares are considered to hold such shares in “street name” in a brokerage account. Such shares may be voted like other “street name” holders. The brokerage firm or nominee will forward ESPP participants the Notice and/or a printed copy of the proxy materials, together with voting instructions. ESPP participants’ voting instructions are kept confidential by the administrator of the ESPP.

Who can attend the Annual Meeting? The Meeting is open to all THG shareholders of record as of the Record Date and to invited guests of the Board. Individuals who hold shares in “street name” may be required to provide a brokerage account statement or some other proof of their share ownership as of the Record Date.

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     2

COMPANY STOCK OWNERSHIP

Stock Ownership by the Company’s Directors and Executive Officers

The following table sets forth information regarding the number of shares of Common Stock beneficially owned as of March 15, 2019 (unless otherwise indicated) by (i) each director (and director nominee) of THG, (ii) the named executive officers (the “NEOs”) in the Summary Compensation Table appearing later in this Proxy Statement, and (iii) all current directors and executive officers of THG, as a group. This information has been furnished by the persons listed in the table.

Name of Beneficial Owner	Shares Beneficially Owned†		Percent of Class

Kevin J. Bradicich	1,378		*
Jane D. Carlin	—	(1)	*
P. Kevin Condron	22,200	(2)	*
Cynthia L. Egan	4,114	(3)	*
Jeffrey M. Farber	86,808	(4)	*
John Fowle	1,687	(5)	*
Daniel T. Henry	11,773		*
J. Kendall Huber	110,193	(6)	*
Wendell J. Knox	25,920	(7)	*
Kathleen S. Lane	768	(8)	*
Richard W. Lavey	85,042	(9)	*
Michael D. Price	2,346		*
Joseph R. Ramrath	25,116	(10)	*
John C. Roche	182,418	(11)	*
Bryan J. Salvatore	13,210	(12)	*
Harriett “Tee” Taggart	11,048	(10)	*
Current directors and executive officers, as a group (19 persons)	677,278	(13)	1.65%

†

As to shares listed in this column, each person has sole voting and investment power, except as indicated in other footnotes to this table. Certain directors and executive officers have deferred, or under certain compensation programs were required to defer, receipt of certain stock grants from the Company. Deferred shares are held in a rabbi trust (the “Rabbi Trust”) by the trustee, Wells Fargo Bank, N.A. As of March 15, 2019, the Rabbi Trust held 12,294 shares of Common Stock pursuant to deferrals by the directors and executive officers. In accordance with regulations prescribed by the SEC, and even though such director or executive officer has a direct economic interest in such deferred shares, shares held in the Rabbi Trust are not included in the amounts set forth in this column. These shares may be voted by the trustee of the Rabbi Trust, but not by the individuals on whose behalf the shares are held in the Rabbi Trust. For information regarding specific deferrals, please refer to the footnotes below.

*	Less than 1%.
(1)	Excludes 3,326 shares held by the Rabbi Trust, the receipt of which Ms. Carlin has deferred.
(2)	Excludes 3,218 shares held by the Rabbi Trust, the receipt of which Mr. Condron has deferred.
(3)	Excludes 1,751 shares held by the Rabbi Trust, the receipt of which Ms. Egan has deferred.
(4)	Includes 84,308 shares underlying options exercisable within 60 days of March 15, 2019. Mr. Farber shares voting and investment power with his wife with respect to 2,500 shares.
(5)

Based on information provided to the Company as of March 7, 2019. Includes 839 shares held indirectly by the trustee of the Chaucer Share Incentive Plan (the “Chaucer SIP”). Effective upon the Company’s sale of the Chaucer group on December 28, 2018 (the “Chaucer Sale”), Mr. Fowle ceased to be an employee of the Company.

(6)

Excludes 1,320 shares held by the Rabbi Trust, the receipt of which Mr. Huber was required to defer. Mr. Huber shares voting and investment power with his wife with respect to 20,094 shares. Includes 72,537 shares underlying options exercisable within 60 days of March 15, 2019.

(7)	Excludes 2,679 shares held by the Rabbi Trust, the receipt of which Mr. Knox has deferred.
(8)	Elected to the Board on September 17, 2018.
(9)	Includes 70,774 shares underlying options exercisable within 60 days of March 15, 2019.
(10)	Shares voting and investment power with spouse.
(11)	Includes 152,824 shares underlying options exercisable within 60 days of March 15, 2019.
(12)	Includes 10,946 shares underlying options exercisable within 60 days of March 15, 2019.
(13)

Includes 453,474 shares underlying options exercisable within 60 days of March 15, 2019. Excludes 12,294 shares held by the Rabbi Trust. See footnotes 1-4 and 6-12 above. Group calculation excludes Mr. Fowle since he was not serving as an officer as of March 15, 2019.

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     3

Stock Ownership Guidelines for Named Executive Officers and Directors

Named Executive Officers

Within 18 months of becoming subject to our stock ownership guidelines, each NEO should achieve an ownership level in our Common Stock with a value equal to one times his or her base salary. Within three years of becoming subject to these guidelines, each NEO should achieve and maintain an ownership level with a value equal to two to four times his or her base salary (four to six times base salary for the CEO). The guidelines credit shares held outright, unvested restricted stock, restricted stock units, performance-based restricted stock units (measured at target) and any shares that have been earned but the payment of which has been deferred. Shares subject to unexercised stock options, whether or not vested, are not counted when determining ownership under the guidelines. For these purposes, shares are valued based upon the then-current market value, or if higher, the value on the date of acquisition.

Each of our current NEOs is in compliance with the guidelines. Set forth below is a table that indicates, as of March 15, 2019, each current NEO’s share ownership as a multiple of his current base salary rate. Such figures are calculated in accordance with our stock ownership guidelines, and the multiple has been determined assuming a current market value of $116.20 per share (the closing price of our Common Stock on March 15, 2019).

NEO	Year Hired	Number of Shares Counted under Stock Ownership Guidelines	Ownership Level as a Multiple of Base Salary

John C. Roche	2006	61,337	7.6
Jeffrey M. Farber	2016	34,717	5.9
J. Kendall Huber	2000	51,597	10.5
Richard W. Lavey	2004	23,933	5.3
Bryan J. Salvatore	2017	14,486	3.3

Board of Directors

Within four years from the date of first being elected to the Board, each non-employee director should achieve an ownership level in our Common Stock with a value equal to four times the value of the regular annual stock retainer paid to directors for service on the Board. This requirement can be satisfied by purchases in the open market or by holding grants received from the Company (including share grants that the director has elected to defer under Company-sponsored deferred compensation programs). For these purposes, shares are valued based upon the then-current market value, or if higher, the value on the date of acquisition.

Each of our non-employee directors is in compliance with our stock ownership guidelines, or is expected to become compliant within the prescribed time following his or her initial election to the Board. Set forth below is a table that indicates, as of March 15, 2019, each director’s share ownership as a multiple of the value of the current annual stock retainer ($135,000). Such figures are calculated in accordance with our stock ownership guidelines, and the multiple has been determined assuming a current market value of $116.20 per share (the closing price of our Common Stock on March 15, 2019).

Non-Employee Director	Year First Elected to Board	Number of Shares Counted under Stock Ownership Guidelines	Ownership Level as a Multiple of the Value of the Annual Stock Retainer

Kevin J. Bradicich	2018	1,378	1.2
Jane D. Carlin	2016	3,326	2.9
P. Kevin Condron	2007	25,418	21.9
Cynthia L. Egan	2015	5,865	5.1
Daniel T. Henry	2014	11,773	10.2
Wendell J. Knox	1999	28,599	24.6
Kathleen S. Lane	2018	768	0.7
Michael D. Price	2017	2,346	2.0
Joseph R. Ramrath	2004	25,116	21.6
Harriett “Tee” Taggart	2009	11,048	9.5

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     4

Largest Owners of the Company’s Stock

The following table lists the only persons who, to the best of the Company’s knowledge, are “beneficial owners” (as defined by SEC regulations) of more than five percent of the issued and outstanding shares of Common Stock as of March 15, 2019.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class

The Vanguard Group, Inc.	4,315,090	(1)	10.61%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.	3,831,310	(2)	9.42%
55 East 52nd Street
New York, NY 10055

(1)

Based on a Schedule 13G/A filed on February 11, 2019 by The Vanguard Group, Inc. that reported sole voting power with respect to 20,043 shares, sole dispositive power with respect to 4,293,644 shares, shared voting power with respect to 5,299 shares and shared dispositive power with respect to 21,446 shares. The Schedule 13G/A filed by The Vanguard Group, Inc. also reported that Vanguard Fiduciary Trust Company, a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 16,147 shares and Vanguard Investments Australia, Ltd., a wholly owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 9,195 shares.

(2)	Based on a Schedule 13G/A filed on February 4, 2019 by BlackRock, Inc. that reported sole voting power with respect to 3,657,726 shares and sole dispositive power with respect to 3,831,310 shares.

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     5

CORPORATE GOVERNANCE

The Board has long been focused on and committed to responsible and effective corporate governance in order to promote sustainable, long-term shareholder value. The following section identifies our directors and their qualifications, describes the Board leadership structure, outlines the standing Board committees and their responsibilities and highlights certain key aspects of our corporate governance.

The Board has adopted Corporate Governance Guidelines that can be found on the Company’s website at www.hanover.com under “About Us-Corporate Governance.” For a printed copy of the guidelines, shareholders should contact the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, MA 01653. Information on our website is not part of or incorporated into this Proxy Statement.

There are four nominees for election to the Board this year. Each of the Board members and nominees has served as a director since the last Annual Meeting, with the exception of Ms. Lane, who was elected to the Board in September 2018. During 2018, the NCGC conducted a search process on behalf of the Board and retained a third-party recruiting firm to assist the NCGC in (i) identifying director candidates that meet the Company’s Director Qualifications set forth below, (ii) coordinating interviews with those qualified candidates selected by the NCGC for further consideration, and (iii) complementing the due diligence work of the Committee in conducting reference checks. During the search process and prior to her election to the Board, Ms. Lane was identified as a potential director candidate and presented to the NCGC and the Board by the third-party recruiting firm.

Mr. Condron is being nominated to serve for a two-year term expiring in 2021, and Messrs. Price, Ramrath and Roche are each being nominated to serve for a three-year term expiring in 2022.

Information regarding the business experience and qualifications of each nominee and continuing director is provided below. For a description of the skill set that the Board seeks in a director and how the individual director qualifications set forth below tie to the Board’s expectations, see “Director Qualifications” on page 13.

Director Nominees

P. Kevin Condron Age: 73 Director since 2007

Mr. Condron has served as Executive Chairman of The Granite Group LLC, a plumbing and heating wholesaler, and one of its predecessor companies, since 1972. Mr. Condron is a director of TD Bank, Inc., a financial services company, and is former Chairman of the Board of Trustees at the College of the Holy Cross. We believe Mr. Condron’s qualifications to serve on our Board include his experience as a CEO, his experience on numerous other boards of directors, including TD Bank, which was a public company during much of his tenure on that board, and his experience as an entrepreneur with substantial business experience.

Mr. Condron is Chair of the Board and a member of the Nominating and Corporate Governance Committee. If re-elected, Mr. Condron’s term will expire in 2021.

Michael D. Price Age: 52 Director since 2017

Mr. Price served as President and Chief Executive Officer of Platinum Underwriters Holdings, Ltd. from 2005 until its acquisition by RenaissanceRe Holdings Ltd in 2015.  Prior to that, he served briefly as Platinum’s Chief Operating Officer, and was President of Platinum US from 2002 until 2005.  Mr. Price was Chief Underwriting Officer of Platinum’s predecessor, the former reinsurance segment of The St. Paul Companies, Inc.  Prior thereto, Mr. Price was Chief Operating Officer of Associated Aviation Underwriters Incorporated, a subsidiary of Global Aerospace Underwriting Managers Ltd., and held progressively senior roles within other companies in the property and casualty insurance industry. We believe Mr. Price’s qualifications to serve on our Board include his financial and leadership experience as a CEO of a publicly traded company, as well as his knowledge of the insurance and reinsurance industries.

Mr. Price is Chair of the Audit Committee. If re-elected, Mr. Price’s term will expire in 2022.

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     6

Joseph R. Ramrath Age: 62 Director since 2004

Mr. Ramrath has been Managing Director of Colchester Partners LLC, an investment banking and strategic advisory firm, since 2002. Mr. Ramrath was Executive Vice President and Chief Legal Officer of the United Asset Management division of Old Mutual plc, an international financial services firm headquartered in London, England, from 2000 to 2002. Prior to that, he was Senior Vice President, General Counsel and Secretary of United Asset Management Corporation from 1996 until its acquisition by Old Mutual in 2000. Earlier in his career, Mr. Ramrath was a partner at Hill & Barlow, a Boston law firm, and a certified public accountant with Arthur Andersen & Co. We believe Mr. Ramrath’s qualifications to serve on our Board include his accounting, financial and legal background, his experience as a member of management and on the board of directors with other public companies, as well as his years of experience as an advisor to investment advisory companies.

Mr. Ramrath is a member of the Nominating and Corporate Governance Committee. If re-elected, Mr. Ramrath’s term will expire in 2022.

John C. Roche Age: 55 Director since 2017

Mr. Roche became President and Chief Executive Officer in November 2017. Prior to that, he served as Executive Vice President and President, Hanover Agency Markets since February 2017. Until February 2017, Mr. Roche was Executive Vice President, President Business Insurance since 2013 and head of Field Operations since November 2014. Prior to that he served as Senior Vice President, President Business Insurance from 2009 to 2013 and has held the following other positions since joining the Company in 2006: Vice President, Field Operations and Vice President, Underwriting and Product Management, Commercial Lines. From 1994 to 2006, Mr. Roche served in a variety of leadership positions at St. Paul Travelers Companies, Inc., last serving as Vice President, Commercial Accounts. Previously, Mr. Roche served in a variety of underwriting and management positions at Fireman’s Fund Insurance Company and Atlantic Mutual Insurance Company. We believe Mr. Roche’s qualifications to serve on our Board include his more than two decades of experience in the property and casualty insurance industry, his management experience leading significant business units both at the Company and at St. Paul Travelers and his detailed  understanding of the Company and its business.

If re-elected, Mr. Roche’s term will expire in 2022.

Directors Continuing in Office

Kevin J. Bradicich Age: 61 Director since 2018

Mr. Bradicich served as Senior Partner at McKinsey & Company, Inc. until his retirement in 2017. Mr. Bradicich began his career at McKinsey in 1983 and also held the titles of Manager, Principal and Director while with the firm. He spent the last 25 years at McKinsey focused on serving insurance company clients. While at McKinsey, Mr. Bradicich was a core member of the firm’s Global Insurance Practice’s leadership group. During his career, he also led the firm’s North American Property and Casualty Insurance Practice and helped lead the Practice’s and the firm’s people processes. We believe Mr. Bradicich’s qualifications to serve on our Board include his experience as a Senior Partner at McKinsey, including his 25 years of experience focused on advising boards and senior executives at global insurance company clients on all aspects of their business.

Mr. Bradicich is a member of the Audit Committee. Mr. Bradicich’s term expires in 2021.

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     7

Jane D. Carlin Age: 63 Director since 2016

Ms. Carlin has provided advisory and consultancy services to financial services companies since 2012. Prior to that, Ms. Carlin served in senior roles with leading companies, including Morgan Stanley Group Inc. and Credit Suisse Group AG. At Morgan Stanley, she held a number of leadership positions, most recently, as managing director, global head of financial holding company governance and assurance, from 2006 to 2012, and previously from 1987 to 2003, when she served as managing director and deputy general counsel. From 2003 to 2006, Carlin was managing director and global head of bank operational risk oversight at Credit Suisse. In 2010, Carlin was appointed by the U.S. Treasury Department as chair of the Financial Services Sector Coordinating Council for Critical Infrastructure Protection and Homeland Security (FSSCC) and served in that role until 2012. Prior to that, from 2009 to 2010, she served as vice chair of the FSSCC and as chair of its Cyber Security Committee. Ms. Carlin serves as a trustee of iShares Trust and iShares U.S. ETF Trust. Ms. Carlin served as a director of Astoria Financial Corporation, a publicly traded bank holding company, and its wholly owned subsidiary, Astoria Bank, from January 2014 to February 2015. Ms. Carlin also served as a director of PHH Corporation, a publicly traded provider of end-to-end mortgage solutions, from September 2012 until its acquisition by Ocwen Financial Corporation in October 2018. We believe Ms. Carlin’s qualifications to serve on our Board include her many years of management experience in compliance, risk oversight, and cyber security in the financial services industry, and her experience on the boards of other publicly traded companies.

Ms. Carlin is a member of the Audit Committee.  Ms. Carlin’s term expires in 2020.

Cynthia L. Egan Age: 63 Director since 2015

From 2007 until her retirement in 2012, Ms. Egan was President, Retirement Plan Services for T. Rowe Price Group, a global investment management organization. From 1989 to 2007, Ms. Egan held progressively senior positions with Fidelity Investments, a multinational financial services corporation, serving as Executive Vice President, Head of Fidelity Institutional Services Company and President of the Fidelity Charitable Gift Fund. From 2014 to 2015, she was appointed as an advisor to the U.S. Department of Treasury specializing in retirement security. Ms. Egan began her professional career at the Board of Governors of the Federal Reserve in 1980, and prior to joining Fidelity, worked at KPMG Peat Marwick and Bankers Trust Company. Ms. Egan is also a director of UNUM Corporation, a publicly traded insurance company providing group long-term disability insurance, employee benefits, individual disability insurance and special risk reinsurance, and of the BlackRock Closed End Funds Complex, a fund complex comprised of 70 closed-end funds. From 2013 to 2016, she was a director of Envestnet, Inc., a publicly traded provider of wealth management software and services. We believe Ms. Egan’s qualifications to serve on our Board include her many years of management experience in the financial services industry at Fidelity and T. Rowe Price and her experience on other public company boards of directors.

Ms. Egan is Chair of the Compensation Committee. Ms. Egan’s term expires in 2021.

Daniel T. Henry Age: 69 Director since 2014

Until his retirement, Mr. Henry served as Chief Financial Officer of American Express Company, a global financial services company, from 2007 to 2013. Mr. Henry joined American Express in 1990 and served in a variety of senior finance roles including Comptroller. Prior to joining American Express, Mr. Henry was a Partner with Ernst & Young LLP. Mr. Henry is also a director of Veritiv Corporation, a publicly traded company that provides business-to-business distribution solutions. Mr. Henry previously served as a director of Groupon, Inc., a publicly traded operator of online local marketplaces, from 2012 to 2016. We believe Mr. Henry’s qualifications to serve on our Board include his experience as a CFO at a major financial services company, and his experience on the boards of directors of other publicly traded companies.

Mr. Henry is a member of the Compensation Committee. Mr. Henry’s term expires in 2020.

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     8

Wendell J. Knox Age: 71 Director since 1999

Until his retirement in 2009, Mr. Knox was President and CEO of Abt Associates, a policy research and business consulting firm, where he had been employed since 1969. Mr. Knox is also a director of Abt Associates, Inc. and is a trustee of the Natixis and Loomis Sayles Mutual Fund Complex, a fund complex comprised of 53 funds. He also serves on the Advisory Board of Maine Pointe, LLC, a logistics and supply chain management consulting firm. We believe Mr. Knox’s qualifications to serve on our Board include his experience as a CEO, combined with his corporate governance expertise and experience with other boards of directors.

Mr. Knox is a member of the Compensation Committee. Mr. Knox’s term expires in 2020.

Kathleen S. Lane Age: 61 Director since 2018

Ms. Lane served as Executive Vice President and Chief Information Officer at The TJX Companies, Inc. from 2008 to 2013. Prior to joining TJX, Ms. Lane was Group Chief Information Officer at National Grid plc from 2006 to 2008. In addition, she served as Chief Information Officer at the Gillette Company, GE Oil & Gas, and GE Vendor Financial Services. Ms. Lane also served as Director, Technology Services of Pepsi Cola International and began her career at The Procter & Gamble Company. Ms. Lane is also a director of Armstrong Flooring, Inc., a leading global producer of flooring products. Ms. Lane previously served as a director of EarthLink Holdings Corp., an IT services, network and communications provider, from 2013 to 2017 and of Bob Evans Farms, Inc., an operator of over 500 restaurants and a producer and distributer of food products, from 2014 to 2018. We believe Ms. Lane’s qualifications to serve on our Board include her many years of executive and management experience as a Chief Information Officer at leading companies and her experience on other public company boards of directors.

Ms. Lane was appointed to the Audit Committee in February 2019. Ms. Lane’s term expires in 2020.

Harriett “Tee” Taggart Age: 70 Director since 2009

Ms. Taggart currently manages a professional practice, Taggart Associates. She also serves as an endowment investment committee member, evaluating global portfolio managers and asset allocation strategies, for several major non-profit organizations. From 1983 through 2006, Ms. Taggart was a Partner, Senior Vice President and sector portfolio manager at Wellington Management LLC, a global investment company. Ms. Taggart is a director of Albemarle Corporation, a publicly traded specialty chemical manufacturer. Ms. Taggart served as a trustee of the Eaton Vance Mutual Fund Complex from September 2011 to December 2018. Ms. Taggart is also on the boards of trustees and advisory committees of several non-profit organizations and active in a number of corporate governance organizations. We believe Ms. Taggart’s qualifications to serve on our Board include her three decades of experience in the financial services industry, as well as her executive leadership and management experience and experience with other public company boards of directors.

Ms. Taggart is Chair of the Nominating and Corporate Governance Committee. Ms. Taggart’s term expires in 2021.

Director Independence

Under the New York Stock Exchange (“NYSE”) rules, a member of the Board only qualifies as “independent” if the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Company’s Corporate Governance Guidelines include standards to assist the Board in determining whether a director has a material relationship with the Company. The standards conform to the standards established by the NYSE. The portion of our Corporate Governance Guidelines addressing director independence is attached to this Proxy Statement as Appendix A.

After review by and following the recommendation of, the NCGC, the Board determined that every director and nominee for director is independent under the applicable standards, with the exception of Mr. Roche, who is the President and Chief Executive Officer of the Company.

There are no family relationships among any of the directors, director nominees or executive officers of the Company.

Related-Person Transactions

The Board has established a written procedure for the review, approval and/or ratification of “transactions with related persons” (as such term is defined by the SEC, provided that the dollar threshold for review and approval in our policy is $100,000, which is more stringent than the $120,000 threshold established by the SEC). Pursuant to such policy, any related-person transaction will be reviewed, approved and/or ratified by the Audit Committee, except that, in the event management determines that it is

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     9

impractical to convene an Audit Committee meeting to consummate a particular transaction, the Chair of the Audit Committee (or the Independent Presiding Director, in the event the Chair or any of his or her immediate family members is the “related person”) has the authority to approve the transaction. The Chair of the Committee, or Independent Presiding Director, as applicable, shall report to the Audit Committee at its next meeting any approval under this policy pursuant to this delegated authority. No member of the Audit Committee may participate in any approval or ratification of a transaction with respect to which such member or any of his or her immediate family members is the related person. In preparing the Company’s SEC filings and in determining whether a transaction is subject to this policy, the Company’s General Counsel is entitled to make the determination of whether a particular relationship constitutes a material interest by a related person. In evaluating a transaction with a related person, the Audit Committee shall consider all relevant facts and circumstances available to it and shall approve or ratify only those transactions that are in, or not inconsistent with, the best interests of the Company and its shareholders, as it determines in good faith. The Company and the Board are unaware of any transactions that required approval under this policy in 2018.

The Related Person Transaction Policy can be found on the Company’s website at www.hanover.com under “About Us-Corporate Governance—Company Policies.” For a printed copy of the policy, shareholders should contact the Company’s Corporate Secretary.

Board Leadership Structure

We separate the roles of CEO and Chair of the Board in recognition of the differences between the two positions.

Leadership Structure CEO Responsible for setting the strategic direction for the Company and for the day-to-day leadership and performance of the Company Chair of the Board Provides guidance to the CEO, sets the agenda for Board meetings and presides over shareholder meetings and meetings of the full Board

Leadership Structure CEO Responsible for setting the strategic direction for the Company and for the day-to-day leadership and performance of the Company Chair of the Board Provides guidance to the CEO, sets the agenda for Board meetings and presides over shareholder meetings and meetings of the full Board

Additionally, we believe that separating the roles and having an independent Chair of the Board or a designated lead director is consistent with corporate governance best practices and better supports effective management oversight and risk management. While we believe that these goals can be achieved without necessarily separating the CEO and Chair designations, we also take into consideration Mr. Condron’s demonstrated skill in leading our Board and counseling management.

In accordance with the Company’s Corporate Governance Guidelines, each year the Board elects from among its independent members either a non-executive Chair of the Board or a lead director to serve as the “Independent Presiding Director.” The duties of the Independent Presiding Director are determined by the Board, and include presiding over Board and shareholder meetings and over executive sessions of non-management directors (including the Committee of Independent Directors). Mr. Condron, the Chair of the Board, is the Independent Presiding Director. The Independent Presiding Director may also be appointed to any committee of the Board. Mr. Condron is a member of the NCGC.

It is the Board’s practice that in advance of regularly scheduled Board and committee meetings, the Chair of the Board, each Board committee chair and the CEO convene to discuss and set the agendas for the respective meetings, based principally on a review of an annual topical calendar, prior discussions among directors and current topics of interest or concern. It is Mr. Condron's practice to speak with each director following regularly scheduled Board meetings and to have other regular discussions with directors as he deems appropriate.

The Board generally convenes in executive session (i.e., with no members of management present) in connection with regularly scheduled Board meetings and at other times as deemed appropriate. In addition, the Board regularly meets with the Chief Executive Officer with no other members of management present. Directors have regular access to other members of senior management.

Board Meetings and Attendance

During 2018, there were seven meetings of the full Board of Directors. In addition to formal Board and committee meetings held throughout the year, directors routinely engage in communications and interactions and convene informal telephonic or in-person meetings for discussion or planning purposes.

All of the directors attended at least 75% of the Board and committee meetings held in 2018 while they were members, with the exception of Richard Booth, who retired from the Board, effective following the Company's 2018 annual shareholders meeting in order to devote more time to other professional endeavors. Mr. Booth attended all of the Board and committee meetings held in 2018 while he was a member, with the exception of the Board and committee meetings held the day before his retirement from the

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     10

Board. In addition, all directors are expected to attend the Annual Meeting. All the directors serving at the time were present at last year’s annual meeting, with the exception of Michael Angelini, who had reached the Company’s mandatory retirement age for directors, Mr. Booth, and Mr. Henry, who was absent due to unexpected circumstances.

Board Committees

The standing committees of the Board consist of the Committee of Independent Directors (the “CID”), the Audit Committee, the Compensation Committee, and the NCGC. Each committee is composed solely of directors determined by the Board to be independent. The current responsibilities of each of the committees are set forth in their charters, which are available on the Company’s website, www.hanover.com, under “About Us-Corporate Governance-Committee Charters.” For a printed copy of any committee charter, shareholders should contact the Company’s Corporate Secretary.

The current members of the committees of the Board are:

Board Committees
Director	Independent	Committee of Independent Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Kevin J. Bradicich	✓	✓	✓
Jane D. Carlin	✓	✓	✓
P. Kevin Condron (C)	✓	✓			✓
Cynthia L. Egan	✓	✓		✓ (Chair)
Daniel T. Henry	✓	✓		✓
Wendell J. Knox	✓	✓		✓
Kathleen S. Lane	✓	✓	✓ *
Michael D. Price	✓	✓	✓ (Chair)
Joseph R. Ramrath	✓	✓			✓
Harriett “Tee” Taggart	✓	✓			✓ (Chair)
Number of meetings held in 2018†		9	10	8	5

(C)	Denotes the Chair of the Board
(Chair)	Denotes the Chair of the applicable committee
*	Ms. Lane was appointed to the Audit Committee on February 25, 2019
†	Does not include informal meetings held by the committees throughout the year

Committee of Independent Directors

The CID, consisting of all the independent members of the Board, discharges such responsibilities as are referred to it from time to time by the Board or one of its committees. In particular, the CID is responsible for reviewing and approving the recommendations of the Compensation Committee and the NCGC, as applicable, with respect to establishing performance criteria (goals and objectives) for our CEO, evaluating the CEO’s performance and approving CEO compensation and targets. In addition to meeting the independence requirements under the NYSE regulations, each committee member participating in approving the CEO’s compensation must also meet the independence requirements under Section 16 (“Section 16”) of the Securities Exchange Act of 1934 (the “Exchange Act”). The independent members of the Board typically meet in executive session at every scheduled Board meeting and from time-to-time meet informally or by telephonic committee meetings.

Audit Committee

The Board has made a determination that the members of the Audit Committee satisfy the requirements of the NYSE as to independence, financial literacy and experience and satisfy the independence requirements of the Sarbanes-Oxley Act of 2002. Accordingly, the Audit Committee is independent from management. The Board has determined that Mr. Price is an Audit Committee financial expert and Mses. Carlin and Lane and Mr. Bradicich are financially literate, in each case as defined by SEC regulations. The Audit Committee is, among other things, responsible for the selection and engagement, compensation, retention, evaluation, oversight and, when deemed appropriate, termination of the Company’s independent, registered public accounting firm. The Audit Committee annually evaluates the performance of the Company’s independent, registered public accounting firm, and determines whether to reengage it or consider other audit firms. Some of the factors considered by the Audit Committee in deciding whether to retain PwC, the Company’s independent, registered public accounting firm, include:

•	PwC’s technical expertise and capabilities with respect to audit and non-audit services;
•

PwC’s depth of knowledge of the Company’s operations and businesses, accounting policies and practices, and internal control over financial reporting, and PwC’s tenure as independent auditor, including the relative benefits compared to any concerns that may be associated with a longer tenure;

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     11

•	PwC’s independence and processes for maintaining its independence;
•	the quality and candor of PwC’s communications with the Audit Committee and management; and
•	the appropriateness of PwC’s fees relative to the scope and efficiency of the audit and non-audit services provided.

The committee also has oversight responsibility for the Company’s General Auditor and must approve matters related to the General Auditor’s employment and compensation. The Audit Committee generally meets in executive session separately with representatives of PwC, the Chief Financial Officer and the General Auditor, and by themselves, following regularly scheduled, in-person committee meetings. The Audit Committee also meets from time to time in executive sessions with the Company’s Chief Actuary, Chief Risk Officer and General Counsel.

The Audit Committee reviews and discusses the Company’s financial statements and earnings press releases with management and PwC prior to their release, in the manner set forth in the Audit Committee charter. Among its other responsibilities, as set forth in its charter, the Audit Committee reviews the arrangements for and the results of the auditor’s examination of the Company’s books and records, auditors’ compensation, internal accounting control procedures, and activities and recommendations of the Company’s internal auditors, as well as any reports relating to the integrity of our financial statements, internal financial controls or auditing matters that are reported on our anonymous Alertline. The Audit Committee also reviews the Company’s significant accounting policies, control systems, reserving practices, information security and disaster recovery programs and compliance with legal and regulatory requirements, as well as the resources of PwC dedicated to or otherwise supporting the Company’s audit. As noted above, the committee is also responsible for reviewing related-person transactions and assisting the Board in assessing the adequacy of the Company’s enterprise risk management program. The Audit Committee annually reviews and reassesses its charter.

Compensation Committee

The Compensation Committee has oversight responsibility with respect to compensation matters involving directors and executive officers of THG and makes compensation decisions regarding our executive officers (other than the CEO). In conjunction with the Chair of the Board and the NCGC, the Compensation Committee annually reviews the CEO’s performance and other relevant external factors and makes a recommendation to the CID for the CEO’s annual compensation and targets. It also provides general oversight of the Company’s compensation structure, including compensation plans and benefits programs applicable to all employees. Except to the extent reviewed by the Board of Directors, the Committee is also tasked with periodically reviewing the Company’s strategies, policies and practices relating to corporate culture and human capital development, including policies and practices relating to inclusion and diversity.

In addition to meeting the independence requirements under the NYSE regulations, each committee member must meet the independence requirements under Section 16. Each of the members of the Compensation Committee satisfies the independence requirements of the NYSE rules and applicable SEC requirements. The Compensation Committee may delegate any of its responsibilities to a subcommittee comprised of one or more of its members.

Use of Independent Outside Compensation Consultant

In executing its compensation responsibilities, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“F.W. Cook”), to assist it in making compensation decisions and to provide related information and advice.

During 2018, F.W. Cook:

•	regularly attended, either in person or telephonically, Compensation Committee meetings;
•	provided relevant market and comparative data and information;
•	provided advice regarding compensation trends and developments;
•	provided input to the Compensation Committee and management regarding the selection of peer companies against which to evaluate compensation levels and practices;
•	assisted in the review and design of our director and executive compensation programs;
•	provided advice with respect to compensation decisions relating to our executive officers and directors; and
•	reviewed and provided comments to the executive compensation disclosure in this Proxy Statement.

F.W. Cook was selected by, and reports to, the Compensation Committee. F.W. Cook is not engaged by the Company for any other purpose, and the Compensation Committee reviews all compensation payable to this firm.

Pursuant to its charter, the Compensation Committee may select its outside compensation consultant only after taking into consideration factors relevant to that consultant’s independence, including such factors required to be considered under the listing standards of the NYSE. The Compensation Committee reviewed such factors as it deemed appropriate, including all such factors required by the NYSE listing standards, and is satisfied as to F.W. Cook’s independence from the Company and its management.

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     12

Compensation Committee Interlocks and Insider Participation

During 2018, our Compensation Committee consisted of Ms. Egan and Messrs. Henry and Knox. In addition, Mr. Angelini served on the Compensation Committee until his retirement from the Board in May 2018. None of our executive officers serve, or during 2018 did serve, as a member of the board of directors or compensation committee of any company that has one of its executive officers serving as a member of our Board or Compensation Committee.

Nominating and Corporate Governance Committee

The NCGC advises and makes recommendations to the Board on all matters concerning directorship and corporate governance practices and the selection of candidates as nominees for election as directors. The NCGC coordinates and oversees the Board’s evaluation of the individual directors who are eligible for re-nomination and election at each annual meeting of shareholders. The committee recommended this year’s candidates for election and, in consultation with the Chair of the Board, recommends Board member committee assignments to the full Board.

The NCGC is also responsible for facilitating the Board’s annual review of the performance of the President and CEO and leading an annual review of the Board. The annual review of the Board examines, at the Board level and at each committee level, overall effectiveness across multiple evaluation areas, including: governance processes; Board composition and function; meeting content, structure and preparation; and management’s interaction with the Board. The NCGC facilitates discussion of the results of the assessment annually among the Board and each Board committee.

Consideration of Director Nominees

The NCGC may identify candidates for nomination to the Board through several sources, including recommendations of non-management directors, shareholders, the CEO, other executive officers, an outside search firm or other resources. Committee members review the backgrounds of candidates in light of the current needs of the Board, interview qualified candidates, conduct inquiries with references and review available information pertaining to the candidate’s qualifications and background.

Director Qualifications

Members of the Board and nominees for election should possess high personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. To maintain a majority of independent directors on the Board, as required by our Corporate Governance Guidelines, the NCGC and the Board have a strong preference that nominees meet our independence standards. Board members and nominees should demonstrate initiative, be participatory and contribute a perspective based on practical experience and mature judgment. The Board seeks members who represent a broad array of experiences and expertise in the context of the evolving needs of the Board. While we do not have a policy in this regard, when evaluating a candidate for Board membership, the NCGC and the Board may also take into consideration factors such as diversity of race, gender, ethnicity and age. In addition, without the approval of the NCGC, nominees who are CEOs (or others with similar responsibilities) should serve on no more than two other public company boards, and other nominees should serve on no more than three other public company boards. All directors and nominees for election are in compliance with this policy.

The NCGC maintains a comprehensive skills and experience matrix for evaluating the background and skill set of the Board on both an individual director and collective basis. The matrix details the key competencies, demographic information, and outside public company board, committee, committee chair and CEO experience. The NCGC tracks each director’s level of current and developing expertise across the key competencies in order for the Board to oversee the long-term success of the Company and to align with the Company’s goal of being a premier property and casualty company in the independent agency channel.  The key competencies include: property and casualty insurance (beyond Company Board service), senior management, financial services, finance/accounting, investments/capital markets, technology, and governance. The Board seeks director candidates whose skills, experience, and expertise can augment the key competencies that the Company has identified.

Shareholder Nominees

The NCGC will consider qualified director candidates recommended in writing by shareholders. Shareholders who wish to suggest qualified candidates for consideration by the committee may do so by writing to the Company’s Corporate Secretary, giving the candidate’s name, biographical data, qualifications and confirmation that the candidate has agreed to serve if nominated and elected. All such submissions will be forwarded to the NCGC chair. To allow the committee sufficient time to consider a candidate in advance of an annual meeting, a shareholder should submit recommendations to the Company’s Corporate Secretary by no later than December 31 of the year prior to the annual meeting. Shareholder-proposed candidates who meet the committee’s minimum qualification standards, discussed in the preceding paragraph, will be evaluated in the same manner as other candidates considered by the committee for Board nomination.

Pursuant to the Company’s by-laws, shareholders seeking to nominate a candidate for election to the Board without approval of the Board must deliver written notice of such nomination to the Company’s Corporate Secretary not less than 60 days or more than 90 days prior to the Annual Meeting. The notice must set forth the name, address and number of shares of THG stock held by

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     13

the shareholder submitting the nomination, as well as information concerning the nominee that is required to be disclosed pursuant to the Exchange Act in a proxy statement soliciting proxies for the election of such nominee as a director, including a signed consent of the nominee to be named in a proxy statement and to serve as a director, if elected. In addition, the notice must be accompanied by a petition signed by at least 100 record holders of our Common Stock representing in the aggregate at least one percent of the outstanding shares entitled to vote on the election of directors.

Communicating with the Board

Shareholders and other interested parties can communicate with the Board, including the non-management directors and the Independent Presiding Director, by writing to The Hanover Insurance Group, Inc., Board of Directors, Attn: Corporate Secretary, 440 Lincoln Street, Worcester, Massachusetts 01653, through the website www.HanoverAlertLine.com or by calling 1-800-533-2547. An independent third-party service retrieves all submissions to the website and answers all calls to the toll-free telephone number, and passes the information on to our General Counsel, our General Auditor and the chair of the Audit Committee, who, when appropriate, transmit the information to the appropriate member of the Board. Communications may be anonymous or confidential. Complaints relating to the Company’s accounting, internal accounting controls or auditing matters will be referred to the chair of the Audit Committee. Other concerns will be referred to the Chair of the Board. All shareholder-related complaints and concerns will be received, processed and acknowledged by the Board. Further information regarding communications with the Board may be found at the Company’s website, www.hanover.com, under “About Us-Corporate Governance—Contact the Board.”

Director Compensation

The Compensation Committee (the “Committee”) is responsible for advising the Board with respect to the Company’s director compensation practices and programs. In executing such responsibilities in 2018, the Committee reviewed relevant market data provided by F.W. Cook to assist it in developing compensation recommendations. The market data considered included an analysis of data from the Comparative Proxy Data Companies (for more information on these companies, please see page 26), size-adjusted general industry survey data from F.W. Cook’s 2017 Non-Employee Director Compensation Report (a comprehensive survey source comprised of 300 randomly selected companies from various industries categorized based on their revenue and market cap) and a review of recent trends and developments in director compensation. The Committee presented its recommendations to the full Board, which, at its May meeting, made its compensation decision for the succeeding year (beginning immediately following the Annual Meeting of Shareholders and running until the next Annual Meeting of Shareholders (the “Annual Compensation Cycle”)). In setting director compensation, the Board considered competitive pay levels in light of the amount of time that directors expend in fulfilling their duties to the Company, as well as the level of skill and expertise the Company requires of its Board. Additionally, awards to directors under the Company’s 2014 Long-Term Incentive Plan (the “2014 Plan”) must comply with the annual limits contained in the plan.

Based upon its review of the information provided above and the Committee’s recommendation, for the 2018/2019 Annual Compensation Cycle, the Board elected to increase the annual Board member stock and cash retainer fees, as well as the chair and member retainers for the Compensation Committee, as indicated below. The increases were designed to compensate the Board for its increasing responsibilities and to remain competitive from a marketplace perspective.

Fees	2018/2019 Annual Compensation Cycle	2017/2018 Annual Compensation Cycle

Annual Director Retainer
Stock Component (issued pursuant to the 2014 Plan)	$135,000	$125,000
Cash Component	$95,000	$90,000

Chair of the Board Retainer	$125,000	$125,000

Committee Chairperson Retainers*
NCGC	$21,000	$21,000
Compensation	$25,000	$21,000
Audit	$36,000	$36,000

Committee Member Annual Retainer
NCGC	$10,000	$10,000
Compensation	$11,000	$10,000
Audit	$15,000	$15,000

*	Includes both committee chairperson and committee member retainer.

Additionally, the Company’s charitable foundation provides matching contributions to gifts made by directors to qualified charities, up to $5,000 per director per calendar year.

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     14

At the election of each director, (i) cash retainers may be converted to Common Stock, and (ii) cash and stock compensation may be deferred pursuant to our non-employee director deferral plan. Deferred cash amounts are accrued in a bookkeeping account that is credited with notional interest based on the so-called General Agreement on Tariffs and Trade (“GATT”) rate (2.80% for 2018 and 3.36% for 2019, as determined using the November 2017 and 2018 published rates, respectively).

Mr. Roche, as an employee of the Company, receives no additional compensation for his service as a member of the Board.

Director Compensation Table

The following table sets forth the total compensation of our non-employee directors for the 2018/2019 Annual Compensation Cycle. Unless otherwise indicated, all amounts were paid in 2018.

Name*	Fees Earned in Cash ($)		Stock Awards ($) (1)		All Other Compensation ($) (2)	Total ($)

Kevin J. Bradicich	110,032		134,968		—	245,000
Jane D. Carlin	110,032	(3)	134,968	(3)	—	245,000
P. Kevin Condron	230,032	(3)	134,968	(3)	5,000	370,000
Cynthia L. Egan	120,032		134,968		5,000	260,000
Daniel T. Henry	106,032		134,968		5,000	246,000
Wendell J. Knox	106,032	(3)	134,968	(3)	5,000	246,000
Kathleen S. Lane (4)	65,696		88,535		—	154,231
Michael D. Price	131,032		134,968		—	266,000
Joseph R. Ramrath	105,032		134,968		5,000	245,000
Harriett “Tee” Taggart	116,032		134,968		5,000	256,000

*

Richard H. Booth, who retired from the Board effective following the Company's 2018 annual shareholders meeting in order to devote more time to other professional endeavors, and Michael P. Angelini, who reached the Company’s mandatory retirement age for directors and retired from the Board at the Company’s 2018 annual shareholders meeting, also served on the Board during 2018. Since Mr. Angelini and Mr. Booth were not members of the Board during the 2018/2019 Annual Compensation Cycle, neither individual received any non-employee director compensation in 2018. Mr. Angelini and Mr. Booth’s non-employee director compensation for the 2017/2018 Annual Compensation Cycle were previously reported in the Director Compensation Table in the proxy statement for the 2018 annual meeting.

(1)

The amounts in this column reflect the grant date fair value of the annual stock retainer paid in 2018 and computed in accordance with FASB ASC Topic No. 718. Amounts calculated are based on the closing price of our Common Stock on the NYSE on the date of grant. To the extent applicable, assumptions used in the calculation of grant date fair value amounts are included in Note 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2018 included in the Company’s Annual Report.

None of our non-employee directors held any stock options or other unvested stock-based awards as of December 31, 2018. For information on the share holdings for our directors, please see “Stock Ownership by the Company’s Directors and Executive Officers” on page 3.

(2)	Consists of matching contributions by the Company’s charitable foundation to qualified charitable organizations.
(3)	All or a portion of this amount has been deferred at the election of the director.
(4)

Annual cash and stock retainers for the 2018/2019 Annual Compensation Cycle were pro-rated to reflect the fact that Ms. Lane joined the Board on September 17, 2018. In addition, the amount includes the pro-rated Audit Committee membership retainer of $3,214 that Ms. Lane received on February 25, 2019, the date she joined the committee.

Board’s Role in Risk Oversight

The Board is responsible for overseeing the Company’s risk management program. The Company, being primarily in the business of risk, has established an enterprise-wide risk management group to monitor, assess, manage and mitigate material risks to the Company. The Board, directly or through its standing committees, regularly receives reports and presentations from key members of the enterprise-wide risk management group and management, including the Company’s Chief Risk Officer, Chief Information Security Officer and General Counsel on matters which, in its view, merit attention from a risk management perspective, such as catastrophe risks, counterparty risks, reserves, insured exposure aggregation levels, ex-catastrophe underwriting risk, reinsurance levels and creditworthiness of our reinsurers, the investment portfolio, litigation and regulatory matters, technology and information security, capital considerations, acquisitions, growth plans, matters relating to human capital management, leadership and succession, other operational risks, and material environmental, social and governance risks. Management presentations, business updates and financial and strategic planning discussions with the Board and its committees regularly incorporate a discussion of risks and plans for mitigating or managing such risks, including emerging risks that could impact the Company’s long-term strategy.

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     15

In order to assist the Board in its responsibility to assess the adequacy of the Company’s risk management program, the Audit Committee regularly reviews with management certain financial and business risk exposures and the steps management has taken to monitor and control such risk exposures, including the Company’s enterprise risk assessment and risk management policies and procedures. Throughout the year, the Audit Committee receives periodic reports from the Company’s Chief Risk Officer. The Audit Committee reports to the Board its assessment of the Company’s enterprise risk management policies and procedures.

Additionally, with respect to examining risks associated with the Company’s compensation programs, each year a committee comprised of a cross-section of officers of the Company, including the Chief Risk Officer, conducts a review and risk assessment of the Company’s material incentive compensation plans. The results of this assessment are presented to the Compensation Committee in connection with the committee’s approval of the Company’s executive compensation plans for the upcoming year and are also reviewed by the committee’s independent compensation consultant. The results of the Compensation Committee’s risk assessment are also provided to the other members of the Board. For additional information, see “Risk Management and Compensation” in the Compensation Discussion and Analysis section beginning on page 36.

The NCGC is charged with, among other things, assessing with the Board the risks associated with succession planning and material environmental, social and governance (“ESG”) risks.

Director Retirement Policy

It is the policy of the Board that a director submits his or her resignation and retires at the Annual Meeting of Shareholders following his or her attainment of age 75.

Code of Conduct

The Company has adopted a Code of Conduct that is applicable to all directors, officers and employees of the Company, including our Chief Executive Officer, Chief Financial Officer and Controller. In addition, we expect our agents, contractors and others with whom we do business to act in accordance with our Code of Conduct. The Code of Conduct is available on the Company’s website at www.hanover.com under “About Us–Corporate Governance—Company Policies.” For a printed copy of the Code of Conduct, shareholders should contact the Company’s Corporate Secretary. The Company will disclose any amendments to the Code of Conduct (other than technical, administrative or non-substantive amendments), or waivers of provisions of the Code of Conduct for its Chief Executive Officer, Chief Financial Officer or Controller on its website within four business days following the date of such amendment or waiver.

Shareholder Engagement

In addition to regular discussions with investors and analysts, the Company engages in investor outreach throughout the year as an avenue to pursue a direct dialogue with interested shareholders in order to learn more about their perspectives, priorities and concerns. Engagement discussions with investors have traditionally included our directors, senior management, and representatives from our investor relations and legal departments. Direct conversations with investors enable management and the Board to understand and consider the issues that matter most to our shareholders so that the Company can effectively address them.

ESG, Sustainability and Corporate Responsibility

Our long-term strategy is focused on delivering outstanding financial results for our shareholders, and we recognize that working to make a difference in the world and in the communities where we do business furthers that strategy. We place an importance on operating as a socially responsible organization that is committed to protecting our environment, giving back and enriching our communities, and governing our actions with integrity. We fundamentally believe that these values and good corporate citizenship are essential to our success and that by monitoring ESG issues, we can move to capitalize on ESG opportunities and respond to material ESG risks. The Company sponsors, and our employees are engaged in, many volunteer activities. The Hanover Insurance Group Foundation is an active contributor to non-profit organizations, with special emphasis on public education systems and youth. Our key corporate values are described as “CARE,” Collaboration, Accountability, Respect and Empowerment.

In 2018, we demonstrated our commitment to sustainability through our employee engagement, CARE values, Foundation and charitable activities, employee training and development and other initiatives. We also formalized the Board’s role in overseeing ESG-related issues by codifying ESG oversight in the NCGC charter and corporate culture oversight (including inclusion and diversity) in the Compensation Committee charter, as described above.

We invite you to learn more about our commitment to be an involved corporate citizen and a responsible steward of the resources entrusted to us by visiting the Company’s Corporate Responsibility website, www.hanover.com – under “About Us – Corporate Responsibility.”

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     16

ITEM I

ELECTION OF DIRECTORS

The Board currently has eleven members and consists of three classes whose terms end in successive years. There are four nominees for election at the Annual Meeting. Mr. Condron is being nominated to serve for a two-year term expiring in 2021, and Messrs. Price, Ramrath and Roche are each being nominated to serve for a three-year term expiring in 2022.

Directors serve until the expiration of their stated term and until their successor has been duly elected and qualified or until their earlier death, resignation, removal or disqualification.

All of the nominees have indicated their willingness to serve and, unless otherwise directed, it is intended that proxies received in response to this solicitation will be voted in favor of the election of each of the nominees.

The affirmative vote of a majority of the votes properly cast (in person or by proxy) is required to elect director nominees. For purposes of electing directors, a majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Broker non-votes and abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

If a nominee who is currently serving as a director is not re-elected at the Annual Meeting, then under Delaware law, the director would continue to serve on the Board as a “holdover director.” However, under our by-laws, any director who is nominated but fails to be re-elected is required to promptly tender his or her resignation to the Board, effective at the end of his or her current term. The NCGC will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In making their determinations, the NCGC and the Board may consider any factors deemed relevant. The Board will act on the NCGC’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not vote on the NCGC’s recommendation or the Board’s decision.

In the event that any of the nominees should be unavailable to serve as a director, it is intended that the proxies will be voted for the election of such substitute nominees, if any, as shall be designated by the Board. The Board and Management have no reason to believe that any of the nominees will be unavailable to serve.

Information as to each nominee and as to directors continuing in office can be found under the section of this Proxy Statement entitled “Corporate Governance.”

The Board recommends a vote FOR each of the director nominees.

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     17

ITEM II

ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

Each year since our annual meeting in 2011, we have provided our shareholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers. At each meeting, our shareholders overwhelmingly approved the proposal, with more than 95% of the votes cast voting in favor of each proposal. As required by Section 14A of the Exchange Act, we are again seeking advisory shareholder approval of the compensation of our named executive officers, as disclosed in the section of this Proxy Statement entitled “Executive Compensation.” Shareholders are being asked to vote on the following advisory vote:

Voted:

To approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and any related material).

A substantial percentage of our named executive officers’ compensation is directly tied to stock performance and the attainment of financial and other performance measures that the Board believes promote long-term shareholder value and position us for long-term success. As described more fully in the Compensation Discussion and Analysis, the mix of fixed and performance-based compensation, the terms of our short- and long-term incentive compensation programs, and the weighting of variable compensation more heavily toward equity awards, are all designed to enable us to attract and retain top talent and align the interests of our executive officers with those of our shareholders, while balancing risk and reward. The Compensation Committee and the Board believe that the design of the programs, and the compensation awarded to the named executive officers under the current programs, fulfills these objectives.

Shareholders are urged to read the Compensation Discussion and Analysis section beginning on page 21, which discusses in detail how our compensation programs support our compensation philosophy.

Although the vote is non-binding, the Board and the Compensation Committee will consider the voting results in connection with their ongoing evaluation of the Company’s compensation programs. We currently intend to hold advisory votes on executive compensation annually. Accordingly, we anticipate that the next such vote will be held at the Company’s 2020 Annual Meeting of Shareholders.

The affirmative vote of a majority of the votes properly cast (in person or by proxy) is required for approval of this proposal. Abstentions and broker non-votes, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

The Board recommends a vote FOR the approval of this proposal.

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     18

ITEM III

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent, external audit firm retained to audit the Company’s financial statements. The firm of PricewaterhouseCoopers LLP (“PwC”) has been appointed by the Audit Committee of the Board to serve as the Company’s independent, registered public accounting firm for 2019. PwC has been retained as the Company’s independent, external auditor since 1995 and, for a predecessor company, beginning in 1991. Representatives of PwC will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

In order to assure continuing auditor independence, the Audit Committee periodically considers whether the Company should change its independent, external audit firm. Additionally, in conjunction with the mandated rotation of PwC’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of PwC’s new lead engagement partner.

The members of the Audit Committee and the Board believe that the continued retention of PwC to serve as the Company’s independent external auditor is in the best interests of the Company and its investors. For a discussion of the factors that the Audit Committee considered in retaining PwC for 2019, see the “Audit Committee” section beginning on page 11. The Board is submitting the appointment of PwC as the Company’s independent, registered public accounting firm for 2019 to the shareholders for their ratification. The Audit Committee bears the ultimate responsibility for selecting the firm and will make the selection it deems best for the Company and its shareholders. Should the shareholders fail to ratify the appointment of PwC, the Audit Committee will reconsider the appointment and may retain PwC or another accounting firm without resubmitting the matter to shareholders. Similarly, ratification of the selection of PwC as the independent, registered public accounting firm does not limit the Audit Committee’s ability to change this selection in the future.

The affirmative vote of a majority of the votes properly cast (in person or by proxy) is required for approval of this proposal. Abstentions, because they are not votes cast, are not counted for this proposal and will have no effect on the outcome.

The Board recommends a vote FOR the approval of this proposal.

Fees Incurred from PricewaterhouseCoopers LLP

The table below shows the fees paid or accrued for the audit and other services provided by PwC for 2018 and 2017. Non-recurring fees related to the Chaucer Sale account for the increase in fees in 2018 as compared to the prior year.

	2018	2017

Audit Fees (1)	$4,460,048	$4,230,596
Audit-Related Fees (2)	419,467	118,000
Tax Fees (3)	630,000	243,845
All Other Fees (4)	77,542	32,279

(1)

Audit fees represent fees for professional services provided in connection with the audit of our financial statements, including the audit of the internal controls over financial reporting, the review of our quarterly financial statements, review of the Chaucer Sale ($200,000), and audit services provided in connection with statutory or other regulatory filings.

(2)

Audit-related fees consisted primarily of actuarial review related to the Chaucer Sale ($365,000), attestation services, services provided in connection with reviews by state insurance departments, and other consulting services.

(3)	Tax fees consisted of tax services and consulting related to the Chaucer Sale ($600,000) and for legal entity restructuring undertaken by the Company.
(4)	Other services included miscellaneous consulting services, purchased software and miscellaneous data analytics.

Fees and Pre-Approval Policy

The Audit Committee is responsible for overseeing and approving the audit fee negotiations associated with the Company’s retention of PwC. In addition, the Audit Committee is required to pre-approve all services performed by the independent auditor. At the beginning of each annual audit cycle, the Audit Committee pre-approves certain categories of audit, audit-related and other services, but such projects within these categories with fees greater than or equal to $250,000 must be specifically approved.

The Chair of the Audit Committee (or, in his absence, any other member of the Audit Committee) has the authority to pre-approve other audit-related and non-audit services to be performed by the independent auditors and associated fees, provided that such services are not otherwise prohibited and any decisions to pre-approve such services and fees are reported to the full Audit Committee at its next regular meeting. During 2018, the Audit Committee reviewed and pre-approved all services performed by the independent auditor, including non-audit services and services in connection with the Chaucer Sale, in accordance with the policy set forth above. The Audit Committee reviews and considers aggregate fees and other factors for all audit-related and non-audit services compared to the overall audit fee in assessing the independence of PwC.

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     19

Audit Committee Report

Review of Audited Financial Statements with Management

The Audit Committee reviewed and discussed with management the audited financial statements of the Company.

Review of Financial Statements and Other Matters with Independent Auditors

An integral part of the audit process is to ensure that the Audit Committee receives information regarding the scope and results of the audit. Various communication requirements pertaining to the conduct of an audit exist to enhance the information flow and to assist the Audit Committee in discharging its oversight responsibility. In this regard, the Audit Committee discussed with the Company’s independent, registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by Auditing Standards No. 16, Communication with Audit Committees, issued by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee also received written disclosures and a letter from PricewaterhouseCoopers LLP regarding its communications with the Audit Committee concerning independence from the Company, pursuant to applicable requirements of the PCAOB, and has discussed with PricewaterhouseCoopers LLP its independence from the Company. The Audit Committee considered and determined that the provision of the non-audit professional services approved by the Audit Committee in 2018 is compatible with PricewaterhouseCoopers LLP’s maintaining its independence from the Company.

Responsibility and Oversight

Management is responsible for the Company’s financial statements, the overall reporting process and the system of internal control over financial reporting. PricewaterhouseCoopers LLP, as our independent, registered public accounting firm, is responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity, in all material respects, of the annual financial statements with generally accepted accounting principles in the United States and expressing an opinion on the effectiveness of our internal control over financial reporting as of the end of the fiscal year. In performing their oversight responsibility, the members of the Audit Committee rely, without independent verification of the information provided to them, on the representations made by management and PricewaterhouseCoopers LLP.

Recommendation that Financial Statements be Included in the Annual Report

Based on the reviews and discussions referred to above and relying thereon, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Other Matters

The Audit Committee satisfied its responsibilities under its Charter for the year 2018. For additional information on the duties and responsibilities of the Audit Committee, see the sections of this Proxy Statement entitled “Related-Person Transactions” (page 9), “Board Committees – Audit Committee” (page 11), “Board’s Role in Risk Oversight” (page 15), and the Audit Committee charter, available on our website, www.hanover.com, under “About Us-Corporate Governance-Committee Charters-Audit Committee” or from our Corporate Secretary.

In accordance with the rules of the SEC, this report is not to be deemed “soliciting material,” or deemed to be “filed” with the SEC or subject to the SEC’s Regulation 14A, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference in documents otherwise filed.

February 19, 2019

AUDIT COMMITTEE

Michael D. Price, Chair

Kevin J. Bradicich

Jane D. Carlin

The Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that THG specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     20

EXECUTIVE COMPENSATION

Note Regarding Non-GAAP Financial Measures - The discussion of our results in this CD&A includes a discussion of our operating income before interest expense and income taxes (“operating income”) and ex-cat operating income, including and excluding the results of our Chaucer business line, which was sold in 2018. Each of these financial measures is a non-GAAP financial measure. Reconciliations to the most directly comparable GAAP measure and/or explanations of how we calculate these measures are contained in Appendix B to this Proxy Statement, which is incorporated herein by reference.

Compensation Discussion and Analysis (“CD&A”)

The Compensation Committee (the “Committee”), in consultation with the Board’s Committee of Independent Directors (the “CID”), is responsible for establishing and monitoring our executive compensation programs. More specifically, the Committee is responsible for approving the compensation for our executive officers, including those identified in the Summary Compensation Table on page 39 (our “named executive officers,” or “NEOs”), subject, in the case of our CEO, to ratification by the CID. Although this discussion and analysis refers principally to compensation of our NEOs, the same general compensation principles and practices apply to all our executive officers.

Special Note Regarding Chaucer Sale and John Fowle

On December 28, 2018, we completed the sale of Chaucer Holdings Limited (substantially all of our Chaucer business unit) (the “Chaucer Sale”) to China Reinsurance (Group) Corporation (“China Re”).  The marketing, negotiation and ultimate sale of Chaucer were accomplished pursuant to a strategic review process that was conducted throughout all of 2018.  In light of this process and its potential disruptive impact to our Chaucer employees, including John Fowle, Chaucer’s President and CEO, our primary focus with respect to Chaucer’s 2018 executive compensation programs was to foster their assistance with a transaction and encourage their retention through the closing of a potential transaction to ensure stability within the organization and to provide any potential buyer the opportunity to implement its own post-closing retention programs.  Because the annual compensation programs for our senior Chaucer employees, including Mr. Fowle, were established with an expectation of the sale of Chaucer during 2018, the rationale and elements of compensation for each of these individuals were unique and not representative of the annual pay decisions for our other NEOs and senior officers.  Accordingly, Mr. Fowle’s compensation will be discussed separately in the section entitled “Compensation for Chaucer CEO.” All other disclosure with respect to NEO compensation contained in this CD&A, including disclosures with respect to our NEOs as a group, expressly excludes Mr. Fowle.  We believe this approach provides a more representative view of our annual pay programs with respect to our executive team.

Executive Summary and Overview

Fiscal 2018 Highlights

Our 2018 performance was strong, with significant contributions from virtually every component of our business. Highlights include:

•	Net Income – net income of $391.0 million;
•	Operating Income – operating income of $406.5 million;
•	Ex-Cat Operating Income – ex-cat operating income of $625.7 million;
•	Sale of Chaucer and Execution of Other Strategic Objectives – executed on several major strategic priorities, including the Chaucer Sale, as discussed under “Short-Term Incentive Compensation” below;
•	Stock Price Appreciation – the price of our Common Stock increased by 8.0%;
•	Dividend Yield – declared a $4.75 special dividend and increased our ordinary quarterly dividend by 11.0% to $0.60 per share, or $2.40 annualized;
•	TSR – total shareholder return of 43.6% (assuming reinvestment of dividends) for the three-year period ending on December 31, 2018;
•	Net Premium Written – approximately 6.7% increase in net premium written;
•

Share Repurchases – repurchased approximately 497,200 shares of our Common Stock for $57.7 million during 2018, and on December 30, 2018, entered into an Accelerated Share Repurchase Agreement to acquire $250 million of our Common Stock during the first half of 2019; and

•

Company Recognition – recognized by Forbes as one of “America’s Best Mid-size Employers” for a fourth consecutive year, The Human Rights Campaign as a “Best Place to Work,” and by The Boston Business Journal as a “Corporate Citizenship Award” recipient.

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     21

2018 Pay Decisions

During 2018, we maintained our commitment to “pay for performance,” and continued to emphasize variable compensation over fixed pay. To that end, during 2018:

Variable Variable Compensation Opportunity-As described in "2018 NEO Pay Mix" below: NEO Variable Compensation=nearly 72% of total target compensation package  Approx. 65% of variable compensation is long-term equity tied to stock performance Approx.35% of variable compensation is cash tied to performance Short – term Incentive Plan - As described in "Short-Term Incentive Compensation" below, strong underlying performance and achievement of strategic objectives resulted in the funding level at 100% of target PBRSU Payout – three total shareholder return of 43.6% (assuming reinvestment of dividends) resulted in performance in the 58th percentile as compared to a pre-identified set of peers and accordingly our performance based restricted stock units (“PBRSUs”) for the 2016 -2018 period being earned at approximately 115% of target threshold (25%) target(100%) maximum(150%) 0% payout(115%) (150%)

Our compensation decisions reflect, in part, the overwhelming support our shareholders have expressed by approving our “say on pay” proposals. In each year since we began holding an annual “say on pay” vote, more than 95% of the shares cast on these proposals have been voted in favor of our executive pay programs and practices.

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     22

2018 NEO Pay Mix

The following charts represent the 2018 pay mix for John C. Roche, our President and CEO, and our other NEOs as a group, expressed as a percentage of total target compensation opportunity for the year.

CEO target compensation average all other NEO target compensation 22% 30% 54% 45% 24% 25% variable compensation 78% variable compensation 70% annual base salary short-term incentive compensation long-term incentive compensation

Relationship Between Pay and Performance

One of the primary objectives in the design and implementation of our executive compensation programs is to ensure that a meaningful relationship exists between the compensation earned by our executives and the overall success of our organization. This objective, however, is also weighed against other important considerations, such as the importance of rewarding individual achievement, recognizing the longer-term value of achieving strategic and operating objectives, attracting and retaining key executives and maintaining stability in our organization. To that end, when making compensation decisions, the Committee also considers events or circumstances that we have limited ability to manage, such as unusual weather-related losses and catastrophes. To achieve these objectives, we design our executive compensation programs to include what we believe is an appropriate mix of fixed versus variable compensation elements.

Over the past three years, variable compensation opportunities (long-and short-term incentive target awards) have comprised nearly three-quarters of our NEOs’ total target annual compensation opportunity, nearly two-thirds of which has been in the form of long-term equity awards tied to stock price performance. We believe tying such a large portion of our NEOs’ target compensation opportunity to variable compensation, while providing competitive levels of base salary, strikes an appropriate balance and has resulted in a meaningful relationship between our performance over the period and pay actually earned and realized by our NEOs.

To demonstrate the relationship between pay and performance, compensation consultants and proxy advisory firms have promoted the use of various “realized,” “realizable” or “earned” pay formula analyses. We believe such analyses are useful and may serve as valuable tools to measure the effectiveness of our compensation program design, but we recognize that no standard definition of “realized,” “realizable” or “earned” pay has emerged, and each variation utilized by consultants and proxy advisory firms has significant limitations. Accordingly, rather than devise and illustrate alternative formulaic measures, we believe an examination of variable compensation earnings over the past three years sufficiently demonstrates the connection between our overall performance and the amounts earned by our NEOs.

By most measures, we have demonstrated very strong performance over the past three years. During this period our stock price appreciated 44%, our ordinary annual dividends paid per share increased 18% ($1.88 per share in 2016 to $2.22 per share in 2018), and we returned approximately $462 million to shareholders in the form of stock buy-backs and dividend payments. Moreover, we strengthened our balance sheet and continued to diversify our business across product lines and geographies. In 2018, our domestic property and casualty business recorded the highest premiums, net income and operating income in its history. In addition to our financial performance, we executed on several key strategic priorities, including the divestiture of our Chaucer business unit, expense initiatives, an enhanced focus on innovation, human capital development and inclusion and diversity, and the

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     23

successful transitions to two new CEOs and a new CFO. We believe that our executive compensation programs over this period appropriately rewarded our executives for the value generated for our shareholders.

Short-Term Incentive Compensation Awards

Year	Performance Measure Targets*	Actual Results / Percent of Target*	Payout Relative to Target Award

2016	Operating Income - $455M - $495M Ex-Cat Operating Income - $705M - $745M Pre-Established Strategic Priorities	$322.8M - 52% $447.9M - 0% Achieved	51%**
2017	Operating Income - $468M - $508M Ex-Cat Operating Income - $681M - $721M Pre-Established Strategic Priorities	$336.3M - 53% $718.9M - 100% Achieved	95%
2018	Operating Income – $425M - $459M Ex-Cat Operating Income - $619M - $653M Pre-Established Strategic Priorities	$406.5M - 95% $625.7M - 100% Achieved	100%

*

Operating and Ex-Cat Operating Income Targets and Actual Results / Percent of Target for 2016 and 2017 include target measures and results of our former Chaucer segment. These figures have not been restated in accordance with GAAP to exclude the results of this segment. In contrast, 2018 consists solely of our domestic businesses, which explains the reductions in targets from prior years. Accordingly, targets and actual results for 2018 are not comparable to 2016 and 2017. See Management’s Discussion and Analysis of Financial Condition and Results of Operations in the 2018 Annual Report on Form 10-K for restated operating and ex-cat operating income excluding the former Chaucer segment, for 2016 and 2017.

**

Although underlying financial results were strong, funding level for NEOs was significantly impacted by net unfavorable prior year loss and loss adjustment expense development from domestic operations of $174.1 million during the fourth quarter of 2016.

Long-Term Incentive Compensation: PBRSUs with Performance Periods Ending in 2016, 2017 and 2018*

Year Ended	Target (100%)	3-Year Total Shareholder Return	Relative Total Shareholder Return	Payout

2016	Three-Year Relative Total	62.48%	79th Percentile	150%
2017	Shareholder	59.81%	64th Percentile	129%
2018	Return at the 50th Percentile	43.55%	58th Percentile	115%

*	Table does not reflect off-cycle awards made in connection with Mr. Farber’s hiring in 2016 and Mr. Salvatore’s hiring in 2017.

Long-Term Compensation: Options Granted in 2016, 2017 and 2018*

		FY End 2016		FY End 2017		FY End 2018
Year of Option Award	Option Exercise Price	THG Closing Price	Intrinsic Value** per Option	THG Closing Price	Intrinsic Value** per Option	THG Closing Price	Intrinsic Value** per Option

2016	$82.74	$91.01	$8.27	$108.08	$25.34	$116.77	$34.03
2017	$91.19	N/A		$108.08	$16.89	$116.77	$25.58
2018	$110.57	N/A				$116.77	$6.20

*	Table does not reflect off-cycle awards made in connection with Mr. Farber’s hiring in 2016 and Mr. Salvatore’s hiring in 2017.
**	Intrinsic Value is calculated as the difference between the applicable THG Closing Price and the Option Exercise Price.

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     24

Other Significant Compensation Practices

✓

Equity Awards – our long-term awards for NEOs have historically been granted exclusively in the form of equity-based awards, ensuring that the value of such awards at realization is tied to our stock price and aligned with shareholder interests;

✓

Vesting – our long-term equity incentives, including performance-based incentives, generally vest over a period of three years to ensure that our executives maintain a longer-term view of shareholder value creation and to encourage retention;

✓

Maximum Payout Caps – our variable short- and long-term incentive plans are capped at a maximum payout level, and the Committee retains discretion to reduce or eliminate payments to NEOs under the annual short-term incentive compensation program;

✓

Clawback Policy – we maintain a clawback policy that requires NEOs, in certain circumstances, to return cash and equity incentive compensation payments if our financial statements are restated as a result of their wrongdoing. Additionally, the terms of our equity award agreements subject the executive to the potential return of the value received upon vesting of such awards in the event the executive breaches certain non-solicitation, non-interference or confidentiality provisions or otherwise violates our Code of Conduct;

✓	Limited Perquisites – we provide limited perquisites to our executives;
✓

Prohibition on Pledging/Hedging – pursuant to our insider trading policy, executives and directors are prohibited from pledging any of their THG securities, and all officers, directors and employees are prohibited from hedging their exposure to ownership of, or interests in, our securities;

✓

Stock Ownership Guidelines – we require our executives to maintain substantial levels of ownership of our stock to ensure that their interests are effectively aligned with those of our shareholders (see “Stock Ownership Guidelines for Named Executive Officers and Directors” on page 4);

✓	Contractual Protections for the Company – every executive is subject to non-solicitation, non-interference and confidentiality agreements that extend one year or more beyond termination of employment;
✓	No Re-pricing of Stock Option Grants – we have never re-priced stock option grants;
✓

Limited Tax Gross-Ups – none of our NEOs (other than Mr. Huber whose terms of participation in the plan have not changed since the plan was adopted in 2008) are entitled to receive a “280G tax gross-up” payment under our Employment Continuity Plan (the change in control or “CIC Plan”); and

✓

“Double Trigger” for Change in Control Benefits – our CIC Plan and, with a limited exception for “retirement-eligible employees,” our long-term award agreements, each contain “double trigger” provisions that require an involuntary or constructive termination of employment in connection with a change in control as a condition to receiving change in control benefits.

In summary, our performance and, with respect to long-term awards, our stock price, have a significant impact on our NEO compensation. The Committee continues to grant target compensation at levels that it believes are appropriate under current circumstances, but actual compensation is, and is expected to continue to be, highly dependent on our financial performance and stock price appreciation.

Executive Compensation Policy and Objectives

The overall objectives of our executive compensation programs are to:

•	attract and retain qualified, high-performing individuals who will contribute to our continued success;
•	tie a significant portion of compensation to overall performance, balancing risk and reward;
•	motivate executives to achieve our financial and business objectives;
•	incentivize executives to manage and invest in the long-term, sustained success of the Company; and
•	align the interests of our executives with those of our shareholders.

Each component of compensation is intended to achieve particular objectives, and the entire compensation package is designed to align with our business strategy and be reasonably competitive in the marketplace. Although we do not have a policy for a fixed allocation between either cash and non-cash or short-term and long-term incentive compensation, we design our NEO compensation packages with greater emphasis on variable compensation tied to performance rather than base salary, and a significant portion of total target compensation is in the form of long-term, equity-based awards, which are subject to substantial vesting requirements and the value of which are dependent on our stock performance. This approach is intended to balance short- and long-term performance goals and promote shareholder value.

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     25

Setting Executive Compensation

Use of Compensation Consultants and Comparative Data

In evaluating our executive compensation programs, the Committee is advised by its independent compensation consultant, F.W. Cook, as discussed in the “Board Committees-Compensation Committee” section beginning on page 12. F.W. Cook provides information as to compensation levels for comparable positions at other companies that compete with us for executive talent. For 2018, this data was prepared based upon the publicly disclosed proxy statements of the group of property and casualty insurance companies listed below (the “Comparative Proxy Data” and such companies, the “Comparative Proxy Data Companies”) and market pay data collected from the Mercer U.S. Property & Casualty Insurance Company Survey (size-adjusted data collected from 56 property and casualty insurance companies) (the “Comparative Market Data”). The Comparative Proxy Data Companies were determined by the Committee based upon the recommendation of F.W. Cook. For 2018, no changes were made to this group.

Comparative Proxy Data Companies

• Alleghany Corporation	• Selective Insurance Group, Inc.
• American Financial Group, Inc.	• State Auto Financial Corporation
• Cincinnati Financial Corporation	• The Hartford Financial Services Group, Inc.
• CNA Financial Corporation	• The Progressive Corporation
• Markel Corporation	• White Mountains Insurance Group, Ltd.
• Mercury General Corporation	• W.R. Berkley Corporation
• Old Republic International Corporation	• XL Group plc

The Committee reviews the Comparative Proxy Data and the Comparative Market Data, including information on base salary levels, target and actual total cash levels, long-term incentive opportunities and target and actual total compensation levels, as well as comparative financial metrics, such as direct premiums written, market capitalization, and net income. While the Committee believes the Comparative Proxy Data and the Comparative Market Data are useful, such data is intended solely as one of several reference points to assist the Committee in its compensation discussions and deliberations. Accordingly, rather than relying on or setting benchmarks for our executive compensation against such data, the Committee instead relies on the general knowledge, experience and judgment of its members, both with regard to competitive compensation levels and the relative success that we have achieved in recruiting and retaining personnel.

Role of Executive Officers in Compensation Decisions and CEO Performance Review

Committee meetings are regularly attended by our CEO, General Counsel, Chief Human Resources Officer and our Chair of the Board (who is an independent director, but not a Committee member), as well as a representative of F.W. Cook. Each individual generally participates in these meetings and provides counsel and advice at the Committee’s request. Other independent directors and members of management also attend meetings from time to time. In addition, the Committee regularly meets in executive sessions without members of management present. An executive is not permitted to be present while the Committee conducts its deliberations on that executive’s compensation.

Following a process that was established by the Nominating and Corporate Governance Committee (the “NCGC”) and the Board, our independent Chair of the Board leads an annual performance review of the CEO. This review includes discussions with directors and officers, and a review of the CEO’s self-assessment and of our financial and operational performance. The Compensation Committee annually considers the CEO’s performance and other relevant external factors and makes a recommendation to the CID for the CEO’s annual compensation and targets. The Committee’s recommendation and the results of the performance evaluation are then reviewed and discussed by the CID. Results of this review process help form the basis for establishing the CEO’s annual compensation package. The CID has final authority to ratify the compensation of our CEO.

For compensation decisions regarding NEOs (other than the CEO), the Committee primarily considers the recommendations of our CEO, its own observations regarding each executive, as well as information provided by F.W. Cook.

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     26

Principal Components of Executive Compensation

Base Salary paid bi-weekly throughout 2018 Short-Term Incentive - based on 2018 Company and individual performance. lump sum paid in March 2019. long-Term Incentive -Performance-Based Restricted Stock Units. Cliff vest in 2021* long-Term Incentive - Non-Qualified Stock Options. 1/3 of the award vests on the first three anniversaries of grant 2019 Options have a 10- year term (2028)

*	The number of performance-based restricted stock units that are earned will be based on the Company’s three-year relative total shareholder return over the performance period (2018-2020).

Annual Base Salary

Annual base salary is designed to provide a fixed level of compensation to our NEOs depending on their roles, skills, qualifications and competitive pay levels (based upon the Comparative Proxy Data and Comparative Market Data), as well as to attract and retain employees. Base salary, however, is only one of several different components of an executive’s total compensation package and makes up a significantly smaller portion of total target compensation than the combined short- and long-term incentive opportunities described below.

2018 Base Salary Rate

NEO	2018 Base Salary Rate ($)	% Change*

John C. Roche	900,000	6
President and CEO
Jeffrey M. Farber	650,000	—
EVP and CFO
J. Kendall Huber	575,000	5
EVP and General Counsel
Richard W. Lavey	515,000	—
EVP and President, Hanover Agency Markets
Bryan J. Salvatore	510,000	—
EVP and President, Specialty

*Percentage change measured against base salary rate in effect as of the end of 2017.

With respect to Mr. Roche and Mr. Huber, their annual base salary adjustments were each deemed warranted by the Committee in light of the NEO’s expertise, experience, and breadth of responsibilities and market compensation levels.

Short-Term Incentive Compensation

Our short-term incentive compensation program is an annual performance-based bonus program intended to provide cash compensation opportunities for our NEOs. Opportunities are targeted at a percentage of annual base salary, depending on each NEO’s role, competitive pay levels (based upon the Comparative Proxy Data and Comparative Market Data) and overall pay package. Actual payouts range from 0%-200% of the target award based upon Company and individual performance, as discussed below.

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     27

Specifically, this program is designed to motivate and reward:

•	achievement of annual targeted financial goals;
•	overall contribution to the Company;
•	achievement of annual operating business goals and strategic priorities that are linked to overall corporate financial results and other business priorities; and
•	demonstration of core leadership competencies.

2018 Short-Term Incentive Compensation Target Awards

NEO	Target Award as a % of Base Salary Rate

John C. Roche	110%
Jeffrey M. Farber	100%
J. Kendall Huber	85%
Richard W. Lavey	75%
Bryan J. Salvatore	75%

In 2018, the target award was increased for (i) Mr. Huber from 75% to 85% of base salary, and (ii) Mr. Salvatore from 70% to 75% of base salary. These increases were made in recognition of each NEO’s expertise, experience, and breadth of responsibilities, and market compensation levels.

The Committee retains discretion to determine the individual bonus amount to be paid to each NEO. In determining the individual awards for our NEOs, for 2018, the Committee primarily considered:

•	the funding level achieved under our Leadership Short-Term Incentive Compensation Plan (“Leadership STIP”); and
•	each NEO’s individual performance.

Each of these is described below.

The funding level achieved under the Leadership STIP. The Leadership STIP is a performance-based bonus program that provides incentive cash compensation opportunities to officers and higher-level employees, including our NEOs. For 2018, potential funding under the Leadership STIP ranged from 0% to a maximum of 200% of target based on the following three performance components: (i) as-reported operating income; (ii) ex-cat operating income; and (iii) the strategic objectives discussed below. The Committee chose this combination of performance metrics because these are the primary measures by which the Board evaluates our financial and operating performance. When originally adopted in February 2018, the two financial metrics were to include the results of our Chaucer business unit.  In light of the impending sale of Chaucer and the reclassification during the third quarter, as required by GAAP, of Chaucer’s results as discontinued operations, the Committee modified the metrics to exclude Chaucer’s results (as indicated in, and discussed following, the table below).  Achievement of these performance metrics is expected to enhance our stock value and shareholder returns in both the short- and long-term. However, the Committee expressly retains the discretion to increase or decrease the funding pool and individual awards based upon any factor it deems appropriate. Set forth below are the operating income and ex-cat operating Income levels required to obtain threshold, target and maximum funding levels for the plan:

Funding Level	Operating Income (in millions)	Ex-Cat Operating Income (in millions)

Threshold (50% Funding)	$298	$433
Target (100% Funding)	$425 - $459	$619 - $653
Maximum (Up to 200% Funding)	$597	$849

The minimum level of operating income and ex-cat operating income (each, as adjusted to exclude the Chaucer business unit) required to achieve target funding levels was increased by $39 million (10%) and $66 million (12%), respectively, above similarly adjusted 2017 targets, and were $98 million (30%) and $40 million (7%), respectively, above the actual levels achieved (as adjusted to exclude Chaucer’s results) in 2017.  Targets established for 2018 were set at levels reflecting the Company’s anticipated increased earnings power and planned strategic investments, as well as our desire to set goals that, while reasonably obtainable, represent a legitimate and meaningful challenge to the organization. They were also set with the expectation that we would seek to sell Chaucer during the year.

During 2018, operating income was $406.5 million and ex-cat operating income was $625.7 million. Accordingly, under the formula set forth in the Leadership STIP, these two funding components of the program were achieved at 95% and 100% of target, respectively. Had we incorporated Chaucer’s results into our operating income and ex-cat operating income funding scale as originally designed, our performance against these metrics would have been slightly less favorable, but the overall funding level for the program would not have materially changed.

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     28

In addition to the financial metrics discussed above, for 2018, the following strategic objectives were considered:

Strategic Objective	Measure of Achievement

• Responsibly Grow Business

•     Net premium written growth of 6.7%, driven by Personal Lines (7.7%) and Commercial Lines (6.0%)

•     Implemented a collaborative strategic investment review process integrating business unit leaders, our technology team and the newly established Enterprise Project Management Office

• Enhance Quality of Earnings and Effectively Manage Capital

•     Successful execution of the Chaucer Sale and immediate deployment to our shareholders of $450 million of the associated proceeds in the form of a $4.75 special dividend and execution of a $250 million Accelerated Share Repurchase Agreement

•     Prudent expense discipline resulted in a 50 basis point improvement in overall expense ratio

• Continue to Increase Relevance with Our Agency Partners

•     Launched Hanover Prestige offering in Personal Lines for higher-end homeowner’s coverage

•     Launched Life Sciences product offering in Commercial Lines

•     Strengthened our Specialty offerings with enhanced E&S and Cyber capabilities

•     Successful roll-out of digital quote/bind platform for agents targeting micro-business in healthcare and professional lines

•     Continued to assist agents with leveraging their data to develop underwriting insights and improved customer experience

•     Selected additional agency appointments in core Commercial, Personal and Specialty Lines

• Enhance Focus on Innovation to Identify and Capitalize on New Opportunities; Leverage Data and Analytical Insights and Improve Efficiency and Customer Experience

•     Developed and implemented e-delivery option for Personal Lines policy declarations

•     Piloted and implemented digital claims capabilities to submit auto and property losses via photos and video

•     Further implementation of Micro-Commercial Lines platform for agents

•     Implemented technology to assist agents in developing more efficient workflows, including the upgrade of Personal Lines point of sale system in 13 States

• Maintain Underwriting Excellence	• Improved loss and loss adjustment expense ratio • Improved risk aggregation models and strengthened risk management function • Net premium written growth in select higher margin lines
• Continue to Build the Organization of the Future by Creating and Investing in a Sustainable Organization and Culture that Aligns with Our Business Strategy

•     Founded Inclusion and Diversity Council

•     Commenced unconscious bias and leadership education program

•     Put “Mitigating Bias in Talent Life Cycle” to action through piloting nameless resumes

•     Expanded flexible work arrangements and conducted Company-wide work-space survey and idea crowd sourcing

•     Widespread Company and employee engagement on community efforts

•     Launch of Environmental, Social and Governance initiatives, including informational corporate responsibility website

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     29

After reviewing the Company’s performance in 2018, the Committee determined that the strategic objectives described above had been achieved and based upon consideration of all three performance metrics and other factors, including the Chaucer Sale, determined to fund the Leadership STIP at 100% of target. This funding level was the primary reference point for determining individual NEO awards since the Committee intends that the percentage of target paid to NEOs be comparable, generally, to the percentage paid to participants under the Leadership STIP.

NEO individual performance. An important factor in determining the level of payment to our NEOs is the Committee’s evaluation of each NEO’s overall performance within his area of responsibility. Set forth below are various contributions and accomplishments considered by the Committee in its evaluation of the overall individual performance of our NEOs.

John C. Roche

•	Financial metrics, including net income of $391.0 million; operating income of $406.5 million; and 6.7% increase in net premium written;
•	Management of expenses to self-fund additional technological and other investments;
•	Successful divestiture of the Chaucer business unit and deployment of the proceeds from the sale;
•	Transition to the CEO role since November 2017 and successful transition of senior management team;
•

Support and oversight of longer-term Company investments in technology and innovation, including new digital offerings, sales and service platforms and expanded use of technology and analytics in the claims function, and expansion of product offerings; and

•	Leadership of the Company’s CARE Values (Collaboration, Accountability, Respect and Empowerment), including launching inclusion and diversity and other workplace modernization initiatives.

Jeffrey M. Farber

•	Led effective corporate finance, investments, actuarial, risk management, corporate development and financial reporting group;
•	Instrumental to the successful divestiture of the Chaucer business unit and deployment of the proceeds from the sale;
•	Led development and expansion of our Enterprise Risk Management strategy and oversight; and
•	Drove economic capital usage for improved capital allocation with an annual planning process.

J. Kendall Huber

•	Managed legal and compliance organization within budget, and supported various regulatory, compliance, legal and related matters, including settlement of significant litigation matters;
•	Instrumental to the successful divestiture of the Chaucer business unit;
•

Provided counsel and advice to the Board and management with respect to leadership transitions and various human resources, corporate, investor relations and finance matters, including serving as interim head of the human resources department through July 2018; and

•	Advised the Board and management with respect to corporate governance matters.

Richard W. Lavey

•	Led development, execution and re-positioning of Hanover 2021 strategy under new CEO leadership;
•	Led development of a digital roadmap to include a customer agent digital "journey";
•	Led successful launch of new offerings in micro-small commercial and drove key business development activities with agents to identify additional opportunities; and
•	Led the launch of e-policy delivery in personal lines.

Bryan J. Salvatore

•	Led expense management and structural changes in specialty lines, creating three key vertical integrated units and coordinated specialty sales specialists;
•	Centralized key functions with home office resources to rationalize expenses and enhance underwriting, risk management, compliance, support and other services;
•	Implemented rate tiering of renewals in select specialty lines including at AIX, Hanover Professionals, Management Liability and Hanover Specialty Industrial; and
•	Launched development of Cyber and Financial Institutions as new products within our specialty lines offerings and initiated retail excess and surplus strategy.

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     30

The 2018 STIP awards were as follows:

NEO	Award ($)

John C. Roche	990,000
Jeffrey M. Farber	750,000
J. Kendall Huber	588,750
Richard W. Lavey	386,250
Bryan J. Salvatore	382,500

In recognition of the exceptional efforts undertaken by Messrs. Farber and Huber in connection with the successful divestiture of our Chaucer business unit to China Re, the Board and the Committee elected to fund their Leadership STIP awards above target.

Long-Term Incentive Compensation

Our long-term incentives are designed to:

•	encourage management to achieve long- and short-term goals, invest in our future and sustained success and avoid short-term excessive risk taking;
•	align management’s financial incentives with our stock price and the longer-term financial interests of shareholders; and
•	recruit and retain key leaders.

Factors considered in determining our NEOs’ award opportunities under the long-term program include:

•	the importance of the NEO’s responsibilities within the organization;
•	the expected contributions of each NEO to our long-term performance;
•	the expense attributable to the award;
•	the dilutive impact to shareholders;
•	recruitment and retention considerations;
•	awards made to other executive officers;
•	competitive pay data;
•	the value of prior compensatory awards;
•	historical compensation; and
•	the projected value of prior grants and vesting schedules.

As a condition to each long-term incentive compensation award, each participant must agree to certain non-solicitation, non-interference and confidentiality provisions in our favor.

2018 Long-Term Awards

The 2018 long-term awards for our NEOs were comprised of a combination of performance-based restricted stock units (“PBRSUs”) and stock options.  The mix of awards for our NEOs was intended to provide a balanced portfolio of equity awards and was chosen to motivate long-term stock appreciation, while encouraging retention. Long-term awards serve to align management’s financial incentives with longer-term, sustained growth in our stock price, and are subject to multi-year vesting periods to encourage both retention and a longer-term stake in the well-being and prosperity of all of our stakeholders.

In 2018, Mr. Roche’s target long-term award was increased to reflect his new role as our President and CEO.  For 2018, the long-term awards for each of Messrs. Farber, Huber and Lavey were also increased in recognition of the experience and expertise of each such individual, their overall importance and value to the organization, and competitive market data. Mr. Salvatore’s long-term awards for 2017 were designed to reflect not only what would otherwise be appropriate for his annual award, but also included supplemental awards designed to recruit Mr. Salvatore to join the Company and replace certain long-term awards he forfeited when he terminated employment with his previous employer. Accordingly, the value of his 2018 awards were lower than in 2017 to reflect his appropriate and customary annual award.

2018 Long-Term Awards (Number of Shares Underlying Awards)

NEO	PBRSUs (target)	Options

John C. Roche	9,000	67,860
Jeffrey M. Farber	5,930	44,730
J. Kendall Huber	3,275	24,690
Richard W. Lavey	2,560	19,290
Bryan J. Salvatore	2,045	15,435

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     31

Description of 2018 Performance-Based Restricted Stock Units (the “2018 PBRSUs”)

The 2018 PBRSUs:

•

are earned only to the extent that our three-year (2018-2020) total shareholder return as compared to the companies that comprise the PBRSU Comparison Group set forth below (“Relative Total Shareholder Return” or “RTSR”) places our performance above a certain percentile;

•	may be achieved between 0% and 150% of the target award, based upon the level of RTSR achieved; and
•

are subject to a three-year time-based “cliff” vesting requirement (assuming achievement of performance goals, and continued employment through the vesting date, PBRSUs vest on the third anniversary of the grant date).

The table below sets forth the level of RTSR required to achieve various payouts under the program:

RTSR	Percentage of Target Award Achieved†

≥75.0th %tile	150%
62.5th %tile	125%
50.0th %tile	100%
37.5th %tile	75%
25.0th %tile	50%
<25.0th %tile	0%

†

In the event our total shareholder return is negative for the period, payout is capped at target even if our RTSR is above the 50th percentile. If RTSR falls below the 25th percentile, but our total shareholder return exceeds our three-year compounded dividend yield during the period, payout will equal 25% of target.

PBRSU Comparison Group

• American Financial Group, Inc.	• Old Republic International Corporation
• American International Group Inc.	• ProAssurance Corporation
• Argo Group International Holdings Ltd.	• RLI Corp.
• Chubb Limited	• Safety Insurance Group, Inc.
• Cincinnati Financial Corporation	• Selective Insurance Group, Inc.
• CNA Financial Corporation	• State Auto Financial Corporation
• Donegal Group Inc.	• The Allstate Corporation
• EMC Insurance Group Inc.	• The Hartford Financial Services Group, Inc.
• Employers Holdings, Inc.	• The Navigators Group, Inc.
• Horace Mann Educators Corporation	• The Progressive Corporation
• Infinity Property and Casualty Corporation	• The Travelers Companies, Inc.
• Kemper Corporation	• United Fire Group Inc.
• Markel Corporation	• W.R. Berkley Corporation
• Mercury General Corporation	• XL Group plc

We chose the 28 companies listed above because we believe these companies are most representative of the companies against which we compete for business. This list is the same as the one used for the 2017 PBRSUs, except Allied Word Assurance Company Holdings, AG and OneBeacon Insurance Group Ltd were removed due to the fact they were acquired. Although most of the companies that comprise our Comparative Proxy Data Companies are also included in this list, the Comparative Proxy Data Companies were specifically chosen because they are representative of the public companies against which we compete for executive talent.

The Committee chose RTSR as the performance metric with respect to PBRSUs to further align our NEOs’ interests with those of our shareholders, to encourage a focus on long-term share price performance and to include a metric that explicitly measures our performance against other public companies in our industry.

Description of Stock Options

The exercise price for all stock option awards is the fair market value at closing on the NYSE on the date of grant. Each stock option has a ten-year term and, provided the NEO remains employed by us through the applicable vesting dates, vests as to one-third of the shares on each of the first three anniversaries of the grant date. Stock options directly align a portion of total compensation with our stock performance since they become valuable only if and to the extent our share price increases over a longer period of time after the date of grant. Additionally, because stock options do not fully vest for three years, they encourage executive retention.

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     32

Prior Plan Year Long-Term Award Pay-Outs

During 2018, the PBRSUs (earned at 129% of target) and TBRSUs granted in 2015, and one-third of the stock options granted in each of 2015, 2016, and 2017 (with the exception of Mr. Salvatore’s option award granted on June 12, 2017 that provided for a two-year cliff vesting), vested. In addition, one-third of Mr. Roche’s TBRSU granted on May 15, 2017 vested, and Mr. Salvatore’s TBRSU granted on June 12, 2017 vested in full. For additional information regarding vesting of awards in 2018, please see “Option Exercises and Stock Vested in 2018” on page 46.

In February 2019, the PBRSUs (earned at 115% of target based on performance in the 58th percentile relative to peers) granted in February 2016, and one-third of the stock options granted in February of 2016, 2017 and 2018, vested.

Other Compensation and Benefits

Our NEOs are eligible to participate in all our employee benefit plans, such as medical, dental, group life, disability and accidental death and dismemberment insurance, our tax-qualified retirement plans, and our employee stock purchase plan, in each case on the same basis as other employees. In addition, certain of our senior employees, including the NEOs, participate in the following programs:

Non-Qualified Retirement Savings Plan

Our Non-Qualified Retirement Savings Plan provides additional Company contributions comparable to the benefits that are available to employees generally under our 401(k) Plan (see page 47 for additional information), but without regard to the maximum contribution limits under federal tax laws. For the 2018 plan year, the plan provided eligible employees, including each of our NEOs, a 6% employer contribution on total eligible compensation (salary and actual annual short-term incentive compensation, up to target) in excess of federal limits. Such contributions are deferred and credited with interest based on the GATT rate. The amount of total compensation eligible for an employer contribution cannot, however, exceed $1 million minus the limit in effect for our 401(k) Plan under Section 401(a)(17) of the Internal Revenue Code ($275,000 for 2018).

We adopted this plan so that all employees will be entitled to employer contributions equal to the same percentage of total eligible compensation, without regard to the limits under federal tax laws applicable to the 401(k) Plan (subject to the limitations described in the paragraph above), and to be consistent with common market practices. This plan applies equally to all employees who have eligible compensation in excess of federal limits. The plan does not currently provide for additional employee contributions.

Though the annual employer contributions to the Non-Qualified Retirement Savings Plan were made during the first quarter of 2019, since such contributions were made with respect to compensation paid in 2018, the Summary Compensation Table (see page 39), and Non-Qualified Retirement Savings Plan Table (see page 47) reflect such 2019 contributions. Such amounts are similarly included with respect to prior years.

Perquisites

The Committee reviews, at least annually, the corporate perquisites made available to our NEOs. The Committee believes corporate perquisites should represent a relatively small component of an NEO’s compensation package. In 2018, perquisites offered to our NEOs were comprised primarily of (i) financial planning services, and (ii) matching contributions (up to $5,000) to eligible tax-qualified charitable organizations.

We provide financial planning services to each of our NEOs to minimize distractions and help ensure appropriate focus on Company responsibilities. The cost for such services is treated as taxable income to the participating executives.

Our matching charitable contributions program is designed to encourage participation in charitable organizations and is consistent with our general philosophy of good corporate citizenship. Our executives and other Company officers and employees are encouraged to actively participate on boards of directors or in other capacities with local non-profit organizations.

For more information regarding perquisites, please see the Summary Compensation Table on page 39.

Amended and Restated Employment Continuity Plan (“CIC Plan”)

The purposes of the CIC Plan are to:

•

keep key management employees focused on the interests of our shareholders and to secure their continued services and their undivided attention, dedication and objectivity in the event of a possible change in control;

•	provide job loss protection comparable to the protection provided by competing organizations; and
•

ensure that participants do not solicit or assist in the solicitation of our employees, agents and/or policyholders for a specified period, or disclose any of our confidential or proprietary information prior to or after a change in control.

Additionally, the CIC Plan is designed to protect us and our shareholders, who might be affected adversely if management were to be distracted, or were to depart, in the event a change in control transaction were to be rumored or considered. The CIC

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     33

Plan provides benefits, including cash payments and continuation of health and other benefits, in the event of a termination of employment following a change in control. These benefits are intended to reinforce and encourage the continued attention and commitment of executives under potentially disruptive business circumstances.

The Committee determines eligibility for, and level of participation in, the CIC Plan based on the roles, responsibilities and individual circumstances of each executive officer. In assessing participation, the Committee considers, among other things, the critical nature of the individual’s role to the business and the importance of retention of the individual. The determination of participation and level of participation in the CIC Plan is made independent of other compensation considerations. The CIC Plan requires a double-trigger (a change in control and a termination without cause or resignation for good reason) before benefits are payable, and none of our NEOs (other than Mr. Huber whose terms of participation in the plan have not changed since its adoption in 2008) are eligible for tax gross-ups related to the special excise tax that may be imposed on such payments.

In February 2018, Mr. Roche’s “Multiplier” under the CIC Plan was increased from 1x to 2x, and the “Multipliers” for Mr. Lavey and Mr. Salvatore were increased from 1x to 1.5x.  These adjustments were made in light of the importance of these individuals to the organization, and taking into consideration competitive data provided by F.W. Cook from the Comparative Proxy Data Companies.

Severance Agreements

Farber Offer Letter

Pursuant to the terms of Mr. Farber’s offer letter, in the event (i) his employment is involuntarily terminated, other than in connection with his death, disability, a “change in control,” or for “cause,” or (ii) he voluntarily terminates his employment for “good reason” (defined generally to mean a decrease in his base salary or target short-term incentive compensation opportunity, a material and adverse change to his role and responsibility, or a requirement that he relocate), he will be entitled to a lump sum cash severance payment equal to 2x his then current base salary and one year’s continued vesting of his then-outstanding equity awards.

As a condition to receiving such severance, Mr. Farber would be required to enter into a separation agreement upon terms and conditions acceptable to the Company, including a full release and non-disparagement provision.

Leadership Severance Arrangements

In February 2018, the existing severance arrangements with respect to our CEO and each of our other NEOs (except Mr. Farber, who already has a similar severance arrangement in his offer letter – see above), all of which were scheduled to expire in 2018, were amended and restated to extend the term of each such arrangement indefinitely.  The other material terms and conditions of the arrangements, as summarized below, remain in all material respects unchanged.

•

In the event the (i) the executive’s employment is involuntarily terminated, other than in connection with his or her death, disability, a “change in control,” or for “cause,” or (ii) the executive voluntarily terminates his or her employment for “good reason” (defined generally to mean a decrease in the executive’s base salary or target short-term incentive compensation opportunity, a material and adverse change to the executive’s role and responsibility, or, in certain cases a requirement that the executive relocate), the executive will be entitled to a lump sum cash severance payment designed to approximate one year’s cash compensation (base salary and target bonus opportunity).

•

As a condition to receiving such severance, the executive would be required to enter into a separation agreement upon terms and conditions acceptable to the Company, including a full release and non-disparagement provision.

The Committee elected to extend the terms of these arrangements indefinitely after considering competitive trends in severance-related benefits.

For additional information about our CIC Plan and the various benefits available to our NEOs in the event of termination or a change in control, please see the section entitled “Potential Payments upon Termination or Change in Control” beginning on page 48.

Chaucer Board Fee

Mr. Farber received $26,800 (£20,000) from Chaucer as compensation for service on Chaucer’s board of directors. These payments compensated Mr. Farber for the increased responsibilities associated with service on Chaucer’s board. Following the Chaucer Sale, Mr. Farber resigned from Chaucer’s board of directors.

Compensation for Chaucer CEO

As discussed above in the “Special Note Regarding Chaucer Sale and John Fowle,” during 2018, the Company was actively pursuing strategic alternatives for Chaucer, including the sale to China Re that was ultimately consummated. Chaucer’s senior management, including its President and Chief Executive Officer, John Fowle, were integral to this process. Accordingly, the Committee’s primary objective for Mr. Fowle’s 2018 compensation was to reinforce and encourage his continued attention and commitment to Chaucer during this potentially disruptive period, encourage his assistance and support in pursuing a transaction,

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     34

and ensure his retention through the closing of a transaction to maintain stability within the organization and allow a potential buyer sufficient time to implement its own post-closing incentive and retention program.

During the first quarter of 2018, the Committee made its usual and customary annual compensation decisions with respect to Mr. Fowle, which included a modest increase to his base salary, and a target annual bonus award and long-term equity incentive award on substantially similar terms and amounts as in prior years. These initial pay decisions, however, were made with the expectation that his actual compensation for the year would most likely be superseded by a more robust retention arrangement that was already being designed for the Committee’s consideration. Accordingly, we believe that it is more appropriate and instructive to our shareholders to focus our discussion of Mr. Fowle’s 2018 compensation on his retention arrangement discussed below.

On May 23, 2018, the Company, through its subsidiary, Chaucer Underwriting Services Limited, entered into a formal retention arrangement with Mr. Fowle (the “Retention Agreement”), the material terms of which are as set forth below:

•

Milestone Bonus.  Mr. Fowle was awarded a $268,000 (£200,000) cash milestone bonus (i) half to be paid on the earlier of the execution of an agreement for the sale of Chaucer or July 31, 2018; and (ii) the remainder to be paid on the earlier of the closing of the Chaucer Sale or January 2, 2019. In addition to the retention and future considerations described above, in setting the amount of the cash milestone bonus, the Company took into consideration the fact that, in light of Chaucer's 2017 results, which were significantly affected by catastrophe losses, Mr. Fowle was not paid a 2017 short-term incentive compensation award;

•

Success Fee.  Mr. Fowle was awarded an $1,072,000 (£800,000) cash success fee to be paid following the completion of the Chaucer Sale.  If the Chaucer Sale had not occurred prior to April 1, 2019, one-half of the award would be forfeited, and the remaining portion would be paid on the second anniversary of the grant date;

•

Treatment of Outstanding Equity Awards.  Since the Chaucer Sale would not trigger the “change in control” vesting provisions provided under his applicable equity grant agreements (which only applied in the event of a change in control of THG), all of Mr. Fowle’s outstanding equity awards (2016 TBRSUs and PBRSUs granted in 2017 and 2018) would be forfeited upon the closing of the Chaucer Sale. In recognition of the value of such forfeited awards, in the event Chaucer was sold prior to April 1, 2019, we agreed to make a cash payment to Mr. Fowle in lieu of such awards. Such payment would be based, generally, upon the number of shares that would have vested had a “change in control” vesting acceleration event occurred in connection with the Chaucer Sale, and assumed that our share price would equal the average closing price of our common stock determined over the 30-day period preceding closing of the sale. The performance metrics associated with PBRSUs were deemed achieved, depending on the award, at “target” or actual performance through closing (or “deemed” performance for incomplete performance periods).  Pursuant to this provision of the Retention Agreement, Mr. Fowle is expected to be paid approximately $1.14 million.

•

Treatment of Outstanding 2016 Long-Term Cash Award.  Provided the Chaucer Sale occurred prior to April 1, 2019, we agreed to pay Mr. Fowle’s 2016 Long-Term Cash Award (which was otherwise scheduled to vest during the second quarter of 2019) based upon Chaucer’s actual performance for the 2016 and 2017 performance years, and the greater of actual or target performance for the 2018 performance year.  Pursuant to this provision of the Retention Agreement, Mr. Fowle is expected to be paid approximately $129,000 (£96,500).

•

Annual Bonus Award. Assuming the Chaucer Sale occurred prior to April 1, 2019, we agreed to pay Mr. Fowle his 2018 STIP at the greater of “actual” performance (achievement of certain levels of Return on Allocated Capital (ROAC) during 2018) or his “target” award.  Pursuant to this provision of the Retention Agreement, Mr. Fowle is expected to be paid $589,600 (£440,000), which represents his target 2018 STIP.

•

Enhanced Severance.  In the event Mr. Fowle is terminated (other than for cause), or Mr. Fowle resigns for “good reason” (generally, a reduction in compensation or requirement to relocate), at any time within 18 months following the Chaucer Sale, he is entitled to severance equal to one year’s base salary plus benefits and would be relieved of certain post-termination covenants restricting his ability to work in the Lloyd’s market.

Since the primary objective of the Retention Agreement was to ensure that Mr. Fowle remained with the Company through the closing of the transaction, in order to be eligible to receive payment under the Retention Agreement, he is required to remain employed by Chaucer (and not be under notice of termination given by either party) through the applicable payment date. Other than the milestone bonus, the entitlements under the Retention Agreement are generally not payable until three months following the closing of the Chaucer Sale (March 28, 2019).

The Committee agreed to guarantee Mr. Fowle’s annual bonus at the target payment level, and, with respect to certain long-term awards, to guarantee that performance for the 2018 year be achieved at target, but only if the Chaucer Sale occurred prior to April 1, 2019, to enhance the retentive value of such awards and encourage assistance in the sale process. Such guarantees resulted in actual payouts for the impacted awards that were higher than would have been paid had we not entered into the Retention Agreement.

For purposes of this disclosure, all payments that have been made or are expected to be made to Mr. Fowle under the Retention Agreement are reflected in the Summary Compensation Table below.

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     35

In connection with the negotiation of the terms of the Chaucer Sale, China Re agreed that it, through Chaucer, would assume most of the obligations under the Retention Agreement. Accordingly, except for the milestone bonus and success fee, the financial obligations under the Retention Agreement were not borne by the Company.

Risk Management and Compensation

The Committee endeavors to ensure that our compensation programs and practices balance risk and reward, both on an individual and Company-wide basis. To that end, each year a committee led by our Chief Risk Officer and comprised of a cross-section of other officers, conducts a review and risk assessment of our material incentive compensation plans. This assessment is reviewed by the Committee in conjunction with its review and approval of the compensation programs for the upcoming year, and by the Committee’s independent compensation consultant. Based upon this analysis, a number of features were identified that mitigate the inherent risks associated with our incentive programs. Factors mitigating risk include:

•	performance goals are believed to be reasonably challenging, but obtainable without sacrificing underwriting discipline or longer-term objectives;
•	investment income projections included in our operating income financial plans are based upon a prudent investment strategy;
•

a significant portion of each executive’s compensation is based on overlapping long-term incentive awards subject to extended vesting periods, thus encouraging and rewarding a longer-term view of the Company’s success;

•

the funding formula and metrics for our short-term incentive programs establish only the formulaic funding level. Actual awards to participants are at the discretion of their managers, or in the case of our executive officers, the Committee (and the CID, with respect to the CEO). Accordingly, notwithstanding funding levels, in the event an individual does not make valuable contributions to the Company during the year, the participant’s manager, or in the case of our executive officers, the Committee (and the CID, with respect to the CEO), has the discretion to reduce or eliminate the participant’s award;

•	we have a disciplined process for establishing reserve levels and development from prior accident years, which is reviewed by outside actuaries, outside auditors (PwC) and the Audit Committee;
•

we have a history of exercising reasonable judgment in establishing our reinsurance programs that is transparent to investors through the Business section of our Form 10-K and to the Board of Directors through its regular review of reinsurance programs;

•	our policy prohibiting directors and executive officers from pledging their shares or entering into hedging transactions involving our stock;
•

we maintain a clawback policy that requires our NEOs, in certain circumstances, to return incentive compensation payments if our financial statements are restated as a result of their wrongdoing.  Additionally, the terms of our equity award agreements require the executive to return the value received upon vesting of such awards in the event the executive breaches certain non-solicitation, non-interference or confidentiality provisions or otherwise violates our Code of Conduct; and

•

long-term incentive awards are made exclusively in equity-based grants that, together with robust executive stock ownership guidelines, encourage a view towards sustainable financial results consistent with the long-term interests of our shareholders.

The report issued by our Chief Risk Officer assesses non-management as well as management plans, including sales plans. Sales plans are reviewed to assess realistic achievability of performance targets and incentivization of behavior that is beneficial to the Company and our policyholders. The risk assessment is focused on the reasonability of metrics, governance and oversight, payment schedules and targets, and the appropriateness of employee training and communication materials.

In addition to the various factors mitigating risk discussed above, each of our compensation programs is developed in the context of our overall financial plan. The detailed financial plan, which includes our short- and long-term financial goals and operating priorities, is reviewed and approved by the full Board of Directors. Accordingly, the Board is provided the opportunity to make its own assessment of the risks presented by the financial plan and to require that management implement appropriate changes to ensure that we are not taking imprudent risks that may have a material adverse impact on financial performance.

Based on these factors and the analysis presented by management, the Committee determined that our compensation programs for our executive officers and all other employees do not give rise to risks that are reasonably likely to have a material adverse effect on the Company.

Equity Grant Procedures

Most of our equity awards are made annually during the first quarter at the time the Committee makes its annual executive compensation decisions. The date of this meeting usually is set well in advance and is not chosen to coincide with the release of material, non-public information.

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     36

Equity awards made to executive officers, including each of our NEOs, must be specifically approved by the Committee, subject, with respect to the CEO, to ratification by the CID. For annual equity awards made to other employees, the Committee approves an aggregate number and type of award available for issuance. These awards are then distributed as determined by our CEO based on recommendations from other members of management.

Off-cycle awards are generally made only in connection with new hires, promotions, or as needed to retain or reward an employee and must be approved by the Committee for any executive officer. None of our NEOs received an off-cycle award during 2018.

The Committee does not have any programs, plans or practices of timing awards in coordination with the release of material, non-public information. The Committee reserves the right, however, to consider such information in determining the date of any award. The exercise price of all options equals the closing price per share of our Common Stock, as reported on the NYSE on the date of grant.

Stock Ownership Guidelines and Policies Against Hedging or Pledging Shares

In order to further align the interests of our NEOs with those of our shareholders and to encourage such officers to operate in the best long–term interests of the Company, each NEO is subject to the stock ownership guidelines set forth on page 4. As of the date of this Proxy Statement, each of our currently employed NEOs is in compliance with such guidelines.

Pursuant to our insider trading policy, executives and directors are prohibited from pledging any of their THG securities, and all officers, directors and employees are strictly prohibited from entering into any transaction to hedge their economic exposure to ownership of, or interests in, our securities.

Tax Implications

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for taxable compensation over $1 million paid to certain executives. Effective in 2018, there is no longer any exception to this limitation on deductibility for certain compensation arrangements qualifying as “performance-based compensation” (e.g., payments contingent upon the achievement of pre-established performance objectives, option grants, etc.).

The Committee historically considered the impact of the deductibility rules in developing and administering our compensation programs and endeavored to design programs and policies to optimize the deductibility of compensation payable to our NEOs, but this consideration was always balanced with our primary goal of structuring compensation programs to attract, reward, motivate and retain highly talented executives. In light of the changes to Section 162(m) included in the 2017 U.S. tax reform legislation, we expect that compensation to our NEOs and former NEOs in excess of $1 million will be non-deductible to the Company.

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     37

Compensation Committee Report

Review of Compensation Discussion and Analysis with Management

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

Recommendation that the Compensation Discussion and Analysis be Included in the 2019 Proxy Statement

Based on the review and discussion referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2019 Proxy Statement for filing with the SEC.

In accordance with the rules of the SEC, this report is not to be deemed “soliciting material,” or deemed to be “filed” with the SEC or subject to the SEC’s Regulation 14A, other than as provided in Item 407 of Regulation S-K, or to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference in documents otherwise filed.

March 13, 2019

Members of the Compensation Committee:

Cynthia L. Egan, Chair

Daniel T. Henry

Wendell J. Knox

The Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that THG specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     38

Summary Compensation Table

Note Regarding Currency – Unless otherwise indicated, any amounts set forth in the tables below, or otherwise disclosed herein, that are paid or accrued in U.K. Pounds Sterling (“GBP”), have been converted into U.S. Dollars (“USD”) using the average exchange rate in effect for the period disclosed (1.34 USD/GBP for 2018; 1.29 USD/GBP for 2017; and 1.35 USD/GBP for 2016).

The following table sets forth the total compensation for our NEOs for 2018, 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)(2)			Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($)	All Other Compen- sation ($) (3)	Total ($)

John C. Roche	2018	899,038	—		1,100,430			1,099,972	990,000		—	78,831	4,168,271
President and CEO	2017	560,962	—		583,878			337,603	465,000		—	63,900	2,011,343
	2016	470,385	—		329,453			222,054	161,000		—	67,304	1,250,196

Jeffrey M. Farber	2018	650,000	—		725,061			725,048	750,000		—	103,154	2,953,263
EVP and CFO	2017	650,000	—		594,325			675,009	617,500		—	80,554	2,617,388
	2016	150,000	—		406,156			450,163	—		—	64,782	1,071,101

J. Kendall Huber	2018	568,269	—		400,434			400,211	588,750		2,741	73,894	2,034,299
EVP and General Counsel	2017	539,231	—		330,270			375,049	400,000		4,359	60,574	1,709,483
	2016	498,077	—		327,000			220,072	195,000		5,742	68,585	1,314,476

Richard W. Lavey	2018	515,000	—		313,011			312,680	386,250		—	59,528	1,586,469
EVP and President, Hanover Agency Markets	2017	452,019	—		231,149			262,515	328,500		—	48,436	1,322,619

Bryan J. Salvatore	2018	510,000	—		250,042			250,193	382,500		—	60,266	1,453,001
EVP and President, Specialty	2017	274,615	357,000		745,427			450,098	—		—	4,119	1,831,259

Former Officer (4)

John Fowle	2018	532,650	268,000	(5)	566,682	(6)	(7)	—	718,856	(8)	—	2,281,726	4,367,914
President and CEO, Chaucer

(1)

Amounts in these columns reflect the grant date fair value of the award calculated in accordance with FASB ASC Topic No. 718, disregarding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are set forth in Note 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2018 included in the Company’s Annual Report. The amounts set forth may be more or less than the value ultimately realized by the NEO based upon, among other things, the value of our Common Stock at the time of vesting and/or exercise of the stock awards, whether the Company achieves the performance goals associated with certain stock awards and whether such awards actually vest.

(2)

Amounts in this column include the grant date fair value of awards of restricted stock units (TBRSUs and PBRSUs) granted during the applicable year, disregarding the effect of estimated forfeitures. PBRSUs are reported at target. Set forth in the table below is the grant date fair value for the PBRSUs at target and assuming the threshold and the maximum payment levels are achieved. No shares will be earned pursuant to the PBRSUs if the Company does not achieve specified levels of performance or if the award is forfeited prior to vesting.

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     39

Name	Year	Grant Date Fair Value of PBRSUs Assuming Threshold Payment Level ($)	Grant Date Fair Value of PBRSUs (as included in table above)($)	Grant Date Fair Value of PBRSUs Assuming Maximum Payment Level ($)

John C. Roche	2018	275,108	1,100,430	1,650,645
	2017	74,341	297,363	446,045
	2016	41,625	166,499	249,749

Jeffrey M. Farber	2018	181,265	725,061	1,087,592
	2017	148,581	594,325	891,488
	2016	101,539	406,156	609,234

J. Kendall Huber	2018	100,109	400,434	600,651
	2017	82,568	330,270	495,405
	2016	41,315	165,260	247,890

Richard W. Lavey	2018	78,253	313,011	469,517
	2017	57,787	231,149	346,723

Bryan J. Salvatore	2018	62,511	250,042	375,063
	2017	113,023	452,093	678,139

Former Officer

John Fowle*	2018	42,186	562,031	1,039,691

*

The awards were forfeited upon completion of the Chaucer Sale (see Note 6 below and the section entitled “Compensation for Chaucer CEO-Treatment of Outstanding Equity Awards” in the CD&A on page 35 for more information).

(3)	For all NEOs other than Mr. Fowle, 2018 amounts shown in this column consist of the following:

Company Contributions to Defined Contribution and Non-Qualified Retirement Savings Plans and Chaucer Board Stipend

	All Other Compensation (Excluding Perquisites)
Name	Company Contributions to Defined Contribution Plan($)	Company Contributions to Non-Qualified Retirement Savings Plan($)	Stipend for Service on the Chaucer Board of Directors($)

John C. Roche	16,500	43,500	—
Jeffrey M. Farber	16,500	43,500	26,800
J. Kendall Huber	16,500	41,596	—
Richard W. Lavey	16,500	34,110	—
Bryan J. Salvatore	16,500	35,520	—

Perquisites

	Perquisites
Name	Financial Planning Services ($)	Matching Contributions to Qualified Charities ($)	Spousal Travel ($)*	Tax Reimbursement ($)*

John C. Roche	11,980	5,000	1,851	—
Jeffrey M. Farber	10,800	5,000	554	—
J. Kendall Huber	11,980	3,500	318	—
Richard W. Lavey	—	4,750	3,638	530
Bryan J. Salvatore	3,381	—	4,333	532

*	Reimbursements for spousal travel and associated taxes relate solely to certain agent conferences and company events where spousal attendance was expected.

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     40

For Mr. Fowle, 2018 amounts shown in this column consist of the following:

Former Officer	Company Contributions to Defined Contribution Plan($)	Payments under Retention Agreement in connection with the Chaucer Sale* ($)

John Fowle	65,785	2,215,941

*

Expected cash payments under Mr. Fowle’s Retention Agreement dated May 23, 2018. Such amounts include cash payments for long-term, unvested equity awards granted in 2016, 2017 and 2018 that were forfeited in connection with the Chaucer Sale, including the PBRSUs granted in 2018 that are included under the Stock Awards column in the Summary Compensation Table, and success fee payment. $1,143,941 of such amount is payable by Chaucer subsequent to completion of the sale to China Re (see Note 6 below and the section entitled “Compensation for Chaucer CEO” in the CD&A beginning on page 34 for more information).

(4)	Effective upon the Chaucer Sale, Mr. Fowle ceased to be an employee of the Company.
(5)

Amount reflects the $268,000 retention award, half of which vested in July 2018, and the other half of which vested in December 2018 in connection with the completion of the Chaucer Sale (see section entitled “Compensation for Chaucer CEO” in the CD&A beginning on page 34 for more information).

(6)

The PBRSU awards with a reported value of $562,031 were forfeited upon the closing of the Chaucer Sale and cash in lieu of such shares will be paid. Such amount is included in the “All Other Compensation” column of the Summary Compensation Table (see section entitled “Compensation for Chaucer CEO” in the CD&A beginning on page 34 for more information).

(7)

The $4,651 of this amount that was not forfeited (see Note 6 above) is the grant date fair value of matching shares awarded under the Chaucer SIP. The Chaucer SIP permitted qualifying employees of Chaucer and its subsidiaries to purchase shares of our Common Stock on a tax-advantaged basis. The Chaucer SIP was only open to U.K. resident taxpayers.

(8)

Amount includes Mr. Fowle’s 2018 STIP award and a 2016 performance-based cash award for performance over the 2016-2018 period, each as modified by his Retention Agreement. Each of these awards is payable by Chaucer subsequent to completion of the sale to China Re (see the section entitled “Compensation for Chaucer CEO” in the CD&A beginning on page 34 for more information).

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     41

Grants of Plan-Based Awards in Last Fiscal Year

The following table contains information concerning plan-based awards granted to the NEOs in 2018. All equity awards were granted pursuant to the 2014 Plan. In order for such awards to vest, in addition to satisfying the applicable performance metrics, if any, the NEO generally must remain continuously employed by the Company through the applicable vesting date (for a description of termination benefits associated with these awards, please see the “Potential Payments upon Termination or Change in Control” section beginning on page 48).

Grants of Plan-Based Awards in 2018

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock	All Other		Grant Date Fair
Name	Grant Date		Threshold ($) (1)	Target ($)	Maximum ($)	Threshold (#) (1)	Target (#)	Maximum (#)	Awards: Number of Shares of Stock or Units (#)	Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Value of Stock and Option Awards ($) (2)

John C. Roche	2/27/18 (3)		—	990,000	1,980,000
	2/27/18 (4)					2,250	9,000	13,500				1,100,430
	2/27/18 (5)									67,860	110.57	1,099,972
Jeffrey M. Farber	2/27/18 (3)		—	650,000	1,300,000
	2/27/18 (4)					1,482	5,930	8,895				725,061
	2/27/18 (5)									44,730	110.57	725,048
J. Kendall Huber	2/27/18 (3)		—	488,750	977,500
	2/27/18 (4)					818	3,275	4,912				400,434
	2/27/18 (5)									24,690	110.57	400,211
Richard W. Lavey	2/27/18 (3)		—	386,250	772,500
	2/27/18 (4)					640	2,560	3,840				313,011
	2/27/18 (5)									19,290	110.57	312,680
Bryan J. Salvatore	2/27/18 (3)		—	382,500	765,000
	2/27/18 (4)					511	2,045	3,067				250,042
	2/27/18 (5)									15,435	110.57	250,193

Former Officer

John Fowle	3/15/18 (6)		147,400	589,600	1,179,200
	4/02/18 (4)	(7)				297	1,190	1,785				168,742
	4/02/18 (8)	(7)				—	3,375	6,750				393,289
	Various	(9)							40			4,651

(1)

Threshold amounts indicate the amount of payout in the event certain minimum levels of performance are achieved. Except as indicated in Note 6 with respect to Mr. Fowle, if the level of actual performance falls below the minimum payout threshold, no amounts will be paid.

(2)

The amounts in this column reflect the grant date fair value of the award (at target with respect to PBRSUs) calculated in accordance with FASB ASC Topic No. 718, disregarding the effect of estimated forfeitures. Assumptions used in the calculation of these amounts are set forth in Note 11 to the Company’s audited financial statements for the fiscal year ended December 31, 2018 included in the Company’s Annual Report. The amounts set forth may be more or less than the value ultimately realized based upon, among other things, the value of the Company’s Common Stock at the time of vesting of the stock awards or exercise of options, whether the Company achieves certain performance goals and whether such awards actually vest.

(3)

Represents an award under the 2018 Leadership STIP (see section entitled “Short-Term Incentive Compensation” in the CD&A beginning on page 27 for more information). On March 15, 2019, these awards were paid to the NEOs in the following amounts: Mr. Roche, $990,000; Mr. Farber, $750,000; Mr. Huber, $588,750; Mr. Lavey, $386,250; and Mr. Salvatore, $382,500.

(4)

Represents a grant of PBRSUs (see sections entitled “Long-Term Incentive Compensation” and “Compensation for Chaucer CEO” in the CD&A beginning on page 31 and page 34, respectively, for more information). PBRSUs vest on the third anniversary of the date of grant only if and to the extent the Company achieves a specified relative total shareholder return for the years 2018-2020. The PBRSUs automatically adjust to reflect the accrual of dividend equivalent rights, to the extent dividends are paid with respect to our Common Stock. The adjustment results in the issuance of additional PBRSUs that are subject to the same terms and conditions (including the applicable performance and time-based vesting requirements) as the underlying PBRSU. All figures in the table above reflect the number of PBRSUs issued upon date of grant and have not been updated to reflect subsequent adjustments for accrued dividend equivalents.

(5)

Options to purchase Common Stock that vest in three substantially equal annual installments commencing on the first anniversary of the grant date. All options have a ten-year term. The exercise price of the options equals the closing price per

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     42

share of Common Stock on the NYSE as of the date of grant. See section entitled “Long-Term Incentive Compensation” in the CD&A beginning on page 31 for more information. The information provided is as of the grant date and does not reflect subsequent adjustments to the number of options and the exercise price as a result of the Special Dividend. See the introductory note to the “Outstanding Equity Awards at Fiscal Year-End 2018” table below for more information.

(6)

Represented an award under the 2018 Chaucer Annual Bonus Scheme. The Retention Agreement dated May 23, 2018 modified this award to pay out at the greater of 100% of Mr. Fowle’s target award under Chaucer’s 2018 Annual Bonus Scheme or Chaucer’s actual financial performance based upon the level of Return on Allocated Capital (ROAC) that Chaucer achieved, if a sale of Chaucer was completed by April 2019. It is expected that Mr. Fowle will be paid 100% of the target award shown by Chaucer under China Re’s ownership (see section entitled “Compensation for Chaucer CEO” in the CD&A beginning on page 34 for more information).

(7)

Equity awards were forfeited on December 28, 2018 in connection with the Chaucer Sale and cash payment will be made in lieu and included in the amount for “All Other Compensation” in the Summary Compensation Table on page 39 (see section entitled “Compensation for Chaucer CEO” in the CD&A beginning on page 34 for more information).

(8)

Represented a grant of PBRSUs. PBRSUs would vest on the third anniversary of the date of grant only if and to the extent Chaucer achieved a specified level of average post-tax ROAC for the years 2018-2020.

(9)	Grants of matching shares under the Chaucer SIP. Subject to certain exceptions, such shares are subject to a three-year employment with Chaucer vesting requirement.

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     43

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information for our NEOs regarding outstanding equity awards held as of December 31, 2018. All awards granted prior to 2015 were issued pursuant to the Company’s 2006 Long-Term Incentive Plan (the “2006 Plan”), and all other awards were issued pursuant to the 2014 Plan. In order for such awards to vest, in addition to satisfying the applicable performance metrics, if any, the NEO generally must remain continuously employed by the Company through the applicable vesting date (for a description of termination benefits associated with awards, please see the “Potential Payments upon Termination or Change in Control” section beginning on page 48).

Outstanding Equity Awards at Fiscal Year-End 2018*

	Option Awards					Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)

John C. Roche	2/28/11	12,500	—	46.47	2/28/21	2/23/16	2,015	(3)	235,292	2,324	(4)	271,373
	1/20/12	11,000	—	36.81	1/20/22	2/24/17				3,705	(5)	432,633
	2/26/13	20,500	—	42.49	2/26/23	5/15/17	2,450	(6)	286,087
	2/19/14	21,000	—	57.99	2/19/24	2/27/18				9,171	(7)	1,070,898
	2/27/15	21,600	—	70.24	2/27/25
	2/23/16	13,440	6,720	82.74	2/23/26
	2/24/17	8,565	17,130	91.19	2/24/27
	2/27/18	—	67,860	110.57	2/27/28

Jeffrey M. Farber	10/03/16	31,666	15,834	74.88	10/03/26	10/03/16				9,015	(4)	1,052,682
	2/24/17	17,125	34,250	91.19	2/24/27	2/24/17				7,405	(5)	864,682
	2/27/18	—	44,730	110.57	2/27/28	2/27/18				6,043	(7)	705,641

J. Kendall Huber	2/27/15	22,300	—	70.24	2/27/25	2/23/16	2,000	(3)	233,540	2,307	(4)	269,388
	2/23/16	13,320	6,660	82.74	2/23/26	2/24/17				4,115	(5)	480,509
	2/24/17	9,515	19,030	91.19	2/24/27	2/27/18				3,338	(7)	389,778
	2/27/18	—	24,690	110.57	2/27/28

Richard W. Lavey	2/19/14	15,000	—	57.99	2/19/24	2/23/16	1,630	(3)	190,335	1,880	(4)	219,528
	2/27/15	16,700	—	70.24	2/27/25	2/24/17				2,880	(5)	336,298
	2/23/16	10,933	5,467	82.74	2/23/26	2/27/18				2,609	(7)	304,653
	2/24/17	6,660	13,320	91.19	2/24/27
	2/27/18	—	19,290	110.57	2/27/28

Bryan J. Salvatore	6/12/17	6,180	32,180	87.50	6/12/27	6/12/17				3,862	(8)	450,966
	2/27/18	—	15,435	110.57	2/27/28	6/12/17				2,575	(5)	300,683
						2/27/18				2,084	(7)	243,349

Former Officer

John Fowle						Various	150	(9)	17,516

*

Note Regarding 2019 Special Dividend: On December 30, 2018, the Company announced a special dividend (the “Special Dividend”) of $4.75 per share payable on January 25, 2019 to all shareholders of record on January 10, 2019. Pursuant to the terms of the applicable equity agreements, to prevent the dilutive impact of the Special Dividend, the number of outstanding options and RSUs, and the exercise price of the options, were automatically adjusted. Since the adjustments had not occurred by fiscal year end, the information in this table was not updated to reflect the impact of the Special Dividend.

(1)

Except as noted below, options granted from 2013-2018 vest over three years in three substantially equal annual installments, in each case on the anniversary of the grant date. Options granted in 2011 and 2012 vested over four years, with 50% vesting on each of the third and fourth anniversaries of the grant date. With respect to Mr. Salvatore’s 2017 options received in connection with his hiring in 2017, 19,820 options vest in full on the second anniversary of the grant date, and the remaining 18,540 vest over three years in three substantially equal annual installments on the anniversary of the grant date.

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     44

(2)	Based on a value of $116.77 per share, which was the closing price per share of our Common Stock on the NYSE on December 31, 2018.
(3)	TBRSUs that vest in full on the third anniversary of the date of grant. TBRSUs granted on February 23, 2016 settled and shares were delivered on February 25, 2019.
(4)

PBRSUs that vest on the third anniversary of the grant date if the Company achieves a specified relative total shareholder return for the years 2016-2018. The actual award that is delivered may be as low as 0% and as high as 150% of the target award based upon the actual level of shareholder return achieved during the performance period. For the 2016-2018 period, the Company’s relative total shareholder return ranked it in the 58th percentile against its pre-determined peer group. Accordingly, the award shown in the table reflects 115.38% of the target award value. The award granted on February 23, 2016 was settled and shares were delivered to the holders on February 25, 2019. For Mr. Farber’s award received in connection with his hiring in 2016, relative total shareholder return was measured from the grant date (his date of hire) through December 31, 2018, and during that period, the Company’s relative total shareholder return ranked it in the 88th percentile against its pre-determined peer group. Accordingly, the award shown in the table for Mr. Farber reflects 150% of the target award value.

(5)

PBRSUs that vest on the third anniversary of the grant date if the Company achieves a specified relative total shareholder return for the years 2017-2019. The actual award that is delivered may be as low as 0% and as high as 150% of the target award shown in the table above based upon the actual level of shareholder return achieved during the performance period. For Mr. Salvatore, relative total shareholder return is measured from the grant date (his date of hire) through December 31, 2019.

(6)	TBRSUs that vest over three years in three substantially equal annual installments on the anniversary of the grant date.
(7)

PBRSUs that vest on the third anniversary of the grant date if the Company achieves a specified relative total shareholder return for the years 2018-2020. The actual award that is delivered may be as low as 0% and as high as 150% of the target award shown in the table above based upon the actual level of shareholder return achieved during the performance period. Unlike prior PBRSU and TBRSU grants, 2018 awards include dividend equivalent rights to the extent dividends are paid with respect to our Common Stock and the awards actually vest.

(8)

PBRSUs that vest on the second anniversary of the grant date (his date of hire) if the Company achieves a specified relative total shareholder return measured from the grant date through December 31, 2018. The actual award that is delivered may be as low as 0% and as high as 150% of the target award based upon the actual level of shareholder return achieved during the performance period. For the performance period, the Company’s relative total shareholder return ranked it in the 88th percentile against its pre-determined peer group. Accordingly, the award shown in the table reflects 150% of the target award value.

(9)	Grants of matching shares under the Chaucer SIP. Subject to certain exceptions, such shares are subject to a three-year Chaucer employment vesting requirement.

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     45

Option Exercises and Stock Vested in 2018

The following table sets forth information for our NEOs regarding the value realized during 2018 pursuant to (i) option exercises, and/or (ii) shares acquired upon vesting of previously granted stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

John C. Roche	—	—	6,367	714,093
Jeffrey M. Farber	—	—	—	—
J. Kendall Huber	24,000	1,249,850	5,257	581,266
Richard W. Lavey	—	—	3,885	429,564
Bryan J. Salvatore	—	—	3,430	413,521
Former Officer

John Fowle	—	—	1,672	194,889

(1)

For stock options, represents the difference between the fair market value of our Common Stock on the date of exercise and the exercise price of the option multiplied by the number of shares acquired upon exercise. For stock awards, represents the number of shares acquired upon vesting multiplied by the closing price of our Common Stock on the vesting date.

Pension and Retirement Benefits

Cash Balance and Excess Benefit Plan

Mr. Huber is the only NEO who participates in the Company’s funded, tax-qualified, noncontributory defined benefit pension plan (the “Cash Balance Plan”) and associated non-qualified excess benefit plan (the “Excess Benefit Plan”). Effective December 31, 2004, benefits under both these plans were frozen and annual allocations to participant bookkeeping accounts were discontinued. Although future annual allocations were discontinued, interest based on the GATT rate continues to be credited to participant bookkeeping accounts.

Each year while the Cash Balance Plan was in effect, the Company allocated an amount equal to a percentage of each participant’s eligible compensation (generally, salary and short-term incentive compensation, up to the federal limits) to a separate bookkeeping account established for each participant. Similarly, each year the Excess Benefit Plan was in effect, the Company provided eligible individuals with the difference between the benefits calculated under the Cash Balance Plan, without regard to federal limitations, and the maximum amount that may be allocated to the participant’s Cash Balance Plan bookkeeping account under federal tax laws.

Mr. Huber is fully vested in his benefits under the Cash Balance Plan and Excess Benefit Plan and may elect to receive benefits under the plans at any time following a termination of his employment, either as a one-time lump sum payment or an annuity. Because they joined the Company after the plans were frozen, Messrs. Roche, Farber, Lavey, and Salvatore receive no benefits under the Cash Balance Plan or Excess Benefit Plan. As an employee of Chaucer, Mr. Fowle was never eligible to participate in the Cash Balance Plan or Excess Benefit Plan.

Pension Benefits Table

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)

J. Kendall Huber	Cash Balance Plan	N/A	65,088	—
	Excess Benefit Plan	N/A	42,834	—

(1)

The amounts shown are estimates only and actual benefits will be based upon data, form of benefit elected and age at the time of retirement. The primary assumptions used in the calculations are based on GAAP assumptions as disclosed in Note 8 to the Company’s audited financial statements for the fiscal year ended December 31, 2018 included in the Annual Report. Other assumptions used in the calculations are based on applicable SEC regulations. In particular, the participant is assumed to elect a lump sum payment when he commences benefits, which is assumed to be at age 65, the normal retirement age defined in both the Cash Balance Plan and the Excess Benefit Plan. Also, the participant is assumed to continue his employment to age 65.

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     46

401(k) Plan

The Company maintains a 401(k) retirement savings plan (the “401(k) Plan”). For 2018, the 401(k) Plan provided a 100% match on the first 6% of eligible compensation deferred under the 401(k) Plan. Eligible compensation generally consists of salary and cash bonus, up to the federal limits for qualified 401(k) plans, which was $275,000 for 2018.

Non-Qualified Retirement Savings Plan

In connection with the 401(k) Plan, the Company also maintains the Non-Qualified Retirement Savings Plan. This plan provides eligible employees of the Company, including each of the NEOs (with the exception of Mr. Fowle who was a U.K. employee of Chaucer), a 6% employer contribution on total eligible compensation in excess of federal limits applied to the 401(k) Plan (subject to certain limits and contingent upon satisfaction of maximum employee contributions to the 401(k) Plan or receipt of evidence that the employee has made maximum contributions to a former employer’s 401(k) plan for the year in question). Amounts deferred are credited with interest based on the GATT rate. This plan is unfunded and non-qualified. A participant’s benefits are generally payable upon the earlier to occur of death or six months following termination of employment with the Company. The table below sets forth certain information regarding NEO participation in the Non-Qualified Retirement Savings Plan during 2018:

Name	Executive Contributions in 2018 ($) (1)	Company Contributions in 2018 ($) (2)	Aggregate Earnings in 2018 ($) (3)	Aggregate Withdrawals/ Distributions in 2018 ($)	Aggregate Balance at December 31, 2018 ($) (4)

John C. Roche	—	43,500	6,456	—	282,100
Jeffrey M. Farber	—	43,500	539	—	66,839
J. Kendall Huber	—	41,596	19,254	—	744,418
Richard W. Lavey	—	34,110	6,974	—	290,875
Bryan J. Salvatore	—	35,520	—	—	35,520

(1)	The plan does not currently allow for executive contributions.
(2)

Represents contributions made by the Company in 2019 with respect to eligible 2018 compensation. Such contributions are included in the All Other Compensation Column of the Summary Compensation Table. In March 2018, contributions with respect to eligible 2017 compensation were made to the following NEOs in the following amounts: $27,118 for Mr. Roche; $22,800 for Mr. Farber; $27,854 for Mr. Huber; and $23,341 for Mr. Lavey.

(3)

Represents interest accrued on the aggregate amount in the plan attributable to the NEO. Amounts set forth in this column are not included in the Summary Compensation Table because no portion of the interest is “above market,” as determined under SEC rules.

(4)

Includes Company contributions made in 2019 as if such contributions were made on December 31, 2018. Balances attributable to Company contributions have been reported as compensation for the NEO in the Summary Compensation Table for the applicable years.

Company Mandated Section 162(m) Deferrals

From time to time, the Company has required that compensation earned by our NEOs that was not deductible pursuant to Section 162(m) be deferred until such time as the payment to the NEO could be made without limits on deductibility under Section 162(m). The table below sets forth information regarding the value of earned and vested stock-based compensation that the Company required Mr. Huber to defer in order to preserve its ability to deduct the payment of such compensation under Section 162(m).

Name	Executive Contributions in 2018 ($) (1)	Registrant Contributions in 2018 ($) (2)	Aggregate Earnings in 2018 ($) (3)	Aggregate Withdrawals/ Distributions in 2018 ($)	Aggregate Balance at December 31, 2018 ($) (4)

J. Kendall Huber	2,930	181	—	—	162,557

(1)

Represents dividends earned in 2018 on accumulated deferred shares that were required to be deferred as described above. The stock award underlying the deferred shares was reported in the Summary Compensation Table during the year granted. Dividends on such shares are not reported in the Summary Compensation Table.

(2)

Represents interest on deferred dividends. Such deferred dividends accrue interest at the GATT rate. Such interest is not reported in the Summary Compensation Table because no portion of the interest is “above market,” as determined under SEC rules.

(3)

The value of deferred shares fluctuates with the market value of our Common Stock. Aggregate earnings (loss) based upon stock price fluctuation are not reported in this column or in the Summary Compensation Table but are reflected in the aggregate balance as of December 31, 2018. See Note 4 below.

(4)

Represents the fair market value of the aggregate number of shares previously earned and reported but required to be deferred as of December 31, 2018, plus all accrued but unpaid dividends and accrued but unpaid interest thereon, which are

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     47

also required to be deferred. The stock awards underlying the deferred shares were reported in the Summary Compensation Table during the applicable grant year. Accrued but unpaid dividends and interest were not reported in the Summary Compensation Table.

Potential Payments upon Termination or Change in Control

Overview

The information provided in the following tables reflects the amount of incremental compensation required to be paid to each applicable NEO in the event of a change in control of the Company, or a termination of the NEO’s employment. For purposes of the disclosure, we have assumed that all triggering event(s) took place on December 31, 2018, and we used the closing price per share on the NYSE of our Common Stock on December 31, 2018 ($116.77). Due to the number of factors that affect the nature and amount of benefits provided upon the occurrence of such events, actual amounts paid or distributed may be different from the amounts disclosed below. Factors that could affect the actual amounts paid include:

•	when the event actually occurs;
•	the number of outstanding but unvested stock awards then held by the NEO;
•	awards granted after December 31, 2018;
•	the amount of compensation the NEO realized in prior years;
•

the Company’s relative total shareholder return over a specified period and its performance against certain financial and/or business objectives established for determining the level of payment and/or vesting of outstanding, but unvested, stock awards; and

•	the Company’s stock price as of the date of such event.

Specifically excluded from the information and tables below are any amounts which are not contingent upon the occurrence of the triggering event(s) or payments pursuant to Company benefit plans that are generally available to all salaried employees of THG and do not discriminate in scope or terms of operation in favor of our NEOs (e.g., term life insurance, long-term disability insurance, etc.). Benefits to our NEOs under the CIC Plan are triggered only in the event of a Change in Control (defined below) and a subsequent occurrence of an involuntary termination of employment by the Company or constructive termination of employment by the NEO. The change in control column in the tables below assumes both a Change in Control and the occurrence of a termination event effective as of December 31, 2018.

For a description of the payments and benefits Mr. Fowle received in connection with his termination of employment as a result of the Chaucer Sale, please see section entitled “Compensation for Chaucer CEO” in the CD&A beginning on page 34.

Termination Other Than in Connection with a Change in Control

Farber Offer Letter

Pursuant to Mr. Farber’s offer letter, in the event his employment is involuntarily terminated (other than for cause or in connection with a change in control, or due to death or disability), or he terminates his employment for “good reason” (generally, a material and adverse change in duties, reduction in base salary or short-term incentive compensation target opportunity or a requirement that he relocate his principal place of business), Mr. Farber will receive a lump sum payment equal to 2.0x his current base salary. Additionally, to the extent unvested, Mr. Farber will continue to vest in any long-term incentive awards for one year following such termination. As a condition to receiving severance, Mr. Farber must enter into a separation agreement upon terms and conditions acceptable to the Company, including a full release and non-disparagement provision.

Leadership Severance Arrangements

In February 2018, severance arrangements for each U.S. executive officer of the Company (other than Mr. Farber whose arrangements are set forth in his offer letter described above) which were scheduled to expire in 2018, were amended and restated to extend the term of such agreements indefinitely. The other material terms and conditions of the arrangements, as summarized below, remained in all material respects unchanged:

•

In the event the (i) executive’s employment is involuntarily terminated, other than in connection with his or her death, disability, a “change in control,” or for “cause,” or (ii) executive voluntarily terminates his or her employment for “good reason” (defined generally to mean a decrease in the executive’s base salary or target short-term incentive compensation opportunity, a material and adverse change to the executive’s role and responsibility, or, in certain cases a requirement that the executive relocate), the executive will be entitled to a lump sum cash severance payment designed to approximate one year’s cash compensation (base salary and target bonus opportunity).

•

As a condition to receiving severance, the executive would be required to enter into a separation agreement upon terms and conditions acceptable to the Company, including a full release and non-disparagement provision.

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     48

Long-Term Equity Incentive Plans

Pursuant to the 2014 Plan and the 2006 Plan and certain stock award agreements issued thereunder, holders of stock awards, including the NEOs, may be entitled to pro-rated or full acceleration of vesting of their awards in the event the holder dies or is disabled prior to the vesting date. Disability, for these purposes, is as defined in the Company’s long-term disability plan. Under the terms of the 2018 restricted stock unit and option awards, a participant is entitled to pro-rated vesting upon retirement, which is defined as either termination at age 65 or older or age 60 or older if the participant has had five or more years of continuous service, provided that the participant has given the Company at least six months advanced written notice of retirement. As of December 31, 2018, only Mr. Huber was retirement eligible under the terms of his 2018 restricted stock unit and option awards.

Change in Control

THG’s CIC Plan outlines the potential benefits certain key executives could receive upon a Change in Control (defined below) of the Company. In the event of a Change in Control of the Company and subsequent involuntary termination of a participant’s employment by the Company or constructive termination of a participant’s employment by the participant within a two-year period following the Change in Control, the CIC Plan authorizes the payment of specified benefits to eligible participants. These include a lump-sum cash payment equal to a multiplier (the “Multiplier”) (2x for Mr. Roche and Mr. Farber, 3x for Mr. Huber, and 1.5x for Mr. Lavey and Mr. Salvatore) times the sum of a participant’s applicable base salary and target short-term incentive compensation award opportunity. Additionally, a participant is entitled to a cash payment of an amount equal to the amount that otherwise would have been credited under the Company’s 401(k) Plan and Non-Qualified Retirement Savings Plan for the year in which the employee’s employment was terminated. The CIC Plan also provides for continued coverage for up to one year under the Company’s health plans, payment of an amount equal to the participant’s target short-term incentive compensation award opportunity, pro-rated for service performed in the year of termination, and outplacement services. Mr. Huber, whose benefit has not been changed since the adoption of the CIC Plan in 2008, will also be entitled to a gross-up payment (“280G Gross-Up”) if his change in control payments and benefits become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, subject to a requirement that the amounts subject to the excise tax exceed a certain amount (the excise tax is a special additional tax applicable to change-in-control payments; the 280G Gross-Up does not apply to ordinary federal and state income taxes that would be payable without regard to the impact of such excise tax and the gross-ups). None of our other NEOs is currently entitled to a 280G Gross-Up benefit. Based on a hypothetical termination as of December 31, 2018, Mr. Huber would not have been entitled to a 280G Gross-Up benefit.

Pursuant to the 2006 Plan, the 2014 Plan and the various agreements issued thereunder, in the event of a change in control (defined below), the participant may be entitled to certain accelerated vesting of equity awards if such awards are not assumed by the successor company, or if such participant’s employment is involuntarily or constructively terminated after the change in control. The tables below present the hypothetical values as if such awards are assumed by a successor company and such participant is involuntarily or constructively terminated thereafter. Such hypothetical values would be identical in the event the successor company did not assume the equity grants and instead they were accelerated.

As further described in the footnotes and because the tables assume a hypothetical triggering event on December 31, 2018, the values in the tables below include amounts for short-term and long-term incentive compensation awards that vested and were earned by the executives in the first quarter of 2019.

Potential Payments Upon Termination or Change in Control* Tables

	John C. Roche
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	For Good Reason	Change in Control

Cash Severance (1) (2)	$—	$—	$—	$—	$1,890,000	$1,890,000	$3,780,000
Cash Incentives (3)	—	—	—	—	—	—	990,000
Equity
Unvested Restricted Stock Units (PBRSUs and TBRSUs) (4)	1,382,790	1,824,298	—	—	—	—	2,677,419
Unexercisable Stock Options (5)	801,273	1,054,012	—	—	—	—	1,087,599
Other Benefits
Health & Welfare (6)	—	—	—	—	—	—	21,453
Outplacement (7)	—	—	—	—	—	—	30,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	—	60,000
TOTAL	$2,184,063	$2,878,310	$—	$—	$1,890,000	$1,890,000	$8,646,471

See pages 51-53 for footnotes

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     49

	Jeffrey M. Farber
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	For Good Reason	Change in Control

Cash Severance (1) (2)	$—	$—	$—	$—	$1,300,000	$1,300,000	$2,600,000
Cash Incentives (3)	—	—	—	—	—	—	650,000
Equity
Unvested Restricted Stock Units (PBRSUs) (4)	1,813,438	2,305,857	—	—	1,052,682	1,052,682	3,164,000
Unexercisable Stock Options (5)	808,975	1,749,580	—	—	1,193,786	1,193,786	1,816,727
Other Benefits
Health & Welfare (6)	—	—	—	—	—	—	21,453
Outplacement (7)	—	—	—	—	—	—	30,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	—	60,000
TOTAL	$2,622,413	$4,055,437	$—	$—	$3,546,468	$3,546,468	$8,342,180

	J. Kendall Huber
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	For Good Reason	Change in Control

Cash Severance (1) (2)	$—	$—	$—	$—	$1,063,750	$1,063,750	$3,191,250
Cash Incentives (3)	—	—	—	—	—	—	488,750
Equity
Unvested Restricted Stock Units (PBRSUs and TBRSUs) (4)	1,048,011	1,197,943	—	109,297	—	—	1,673,431
Unexercisable Stock Options (5)	552,501	829,184	—	42,879	—	—	866,505
Other Benefits
Health & Welfare (6)	—	—	—	—	—	—	15,523
Outplacement (7)	—	—	—	—	—	—	30,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	—	58,096
TOTAL	$1,600,512	$2,027,127	$—	$152,176	$1,063,750	$1,063,750	$6,323,555

	Richard W. Lavey
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	For Good Reason	Change in Control

Cash Severance (1) (2)	$—	$—	$—	$—	$901,250	$901,250	$1,351,875
Cash Incentives (3)	—	—	—	—	—	—	386,250
Equity
Unvested Restricted Stock Units (PBRSUs and TBRSUs) (4)	798,824	915,827	—	—	—	—	1,265,904
Unexercisable Stock Options (5)	422,509	620,248	—	—	—	—	646,366
Other Benefits
Health & Welfare (6)	—	—	—	—	—	—	1,922
Outplacement (7)	—	—	—	—	—	—	30,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	—	50,610
TOTAL	$1,221,333	$1,536,075	$—	$—	$901,250	$901,250	$3,732,927

See pages 51-53 for footnotes

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     50

	Bryan J. Salvatore
Benefit	Death	Disability	For Cause	Voluntary	Without Cause	For Good Reason	Change in Control

Cash Severance (1) (2)	$—	$—	$—	$—	$892,500	$892,500	$1,338,750
Cash Incentives (3)	—	—	—	—	—	—	382,500
Equity
Unvested Restricted Stock Units (PBRSUs and TBRSUs) (4)	662,319	855,807	—	—	—	—	1,182,763
Unexercisable Stock Options (5)	646,119	956,381	—	—	—	—	1,037,606
Other Benefits
Health & Welfare (6)	—	—	—	—	—	—	21,453
Outplacement (7)	—	—	—	—	—	—	30,000
Cash Severance Related to Company’s 401(k) and NQ Retirement Savings Plan (8)	—	—	—	—	—	—	52,020
TOTAL	$1,308,438	$1,812,188	$—	$—	$892,500	$892,500	$4,045,092

*

Please refer to the change in control definitions below for an explanation of what constitutes a change in control under the CIC Plan, the 2006 Plan and the 2014 Plan. Prior to receiving any benefits under the CIC Plan, the participant must execute certain waivers and general releases in favor of the Company. In addition, in order to be eligible to participate in the CIC Plan, participants must execute a non-solicitation and non-interference agreement, regardless of whether or not they ever receive benefits thereunder. This agreement also contains a non-disparagement and cooperation provision and provides that all proprietary information relating to the Company’s business and all software, works of authorship and other developments created during employment by the Company are the sole property of the Company.

Change in Control under the CIC Plan is defined as follows: (i) subject to certain exceptions, a change in the composition of the Board such that the Incumbent Directors (as defined in the CIC Plan) at the beginning of any consecutive twenty-four month period cease to constitute a majority of the Board; (ii) subject to certain exceptions, any person or group is or becomes the beneficial owner of 35% or more of the Company’s outstanding voting securities; (iii) the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any affiliate that requires shareholder approval, unless the shareholders immediately prior to the transaction own more than 50% of the total voting stock of the successor corporation and a majority of the board of directors of the successor corporation were Incumbent Directors immediately prior to the transaction; (iv) the approval by shareholders of a sale of all or substantially all of the Company’s assets and such sale is consummated; or (v) the approval by shareholders of a plan of liquidation or dissolution of the Company.

The definition of a “change in control” under the 2006 Plan and the 2014 Plan is substantially consistent with the definition in the CIC Plan, except that pursuant to the 2006 Plan and the 2014 Plan, a “change in control” is triggered by the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any affiliate that requires shareholder approval, unless the shareholders immediately prior to the transaction own more than 50% of the total voting stock of the successor corporation or a majority of the board of directors of the successor corporation were Incumbent Directors immediately prior to the transaction.

(1)

Pursuant to the CIC Plan, in the event of both a Change in Control and a subsequent involuntary or constructive termination, the NEO is entitled to a lump sum severance payment equal to the product of his or her Multiplier and the sum of his or her applicable annual base salary plus target short-term incentive compensation award opportunity.

(2)

As discussed above, the Company entered into severance arrangements with certain of its executive officers, including each NEO. These arrangements provide for a lump sum cash severance award designed to approximate one year’s target cash compensation (base salary and target bonus opportunity) in the event the (i) executive’s employment is involuntarily terminated, other than in connection with that person’s death, disability, a Change in Control or for Cause (as these terms are defined under the CIC Plan) or (ii) the executive voluntarily terminates his or her employment for “good reason.”

(3)

Represents payment of target 2018 STIP award earned in 2018, pro-rated for the period prior to the Change in Control (the amount included above assumes full year payout at target). In the event of death, disability, or in certain circumstances, an involuntary termination of employment (other than for cause), occurring prior to the payment date, each NEO remains eligible for an award under the 2018 STIP, but payment is at the discretion of the Committee. For all applicable NEOs, each NEO’s actual 2018 STIP award was earned and paid during the first quarter of 2019. See the Summary Compensation Table on page 39 for more information.

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     51

(4)	PBRSUs Represents the value of unvested PBRSUs granted in 2016, 2017 and 2018 (see “Outstanding Equity Awards at Fiscal Year-End 2018” on page 44 for more information).

Death. In the event of a NEO’s death, a pro-rated portion of the PBRSUs vests and the awards remain subject to the performance-based vesting conditions determined based on the date of the termination event. For Messrs. Roche, Huber and Lavey, values presented for the 2016 PBRSUs are based on the actual payout of 115.38% of target. Since Mr. Farber was hired during 2016, the performance of his 2016 PBRSUs is based on the Company’s achievement of relative total shareholder return from the grant date, October 3, 2016 (his hire date), through December 31, 2018. Based on the Company’s performance for that period, values presented for Mr. Farber’s award are based on payout at 150% of target. For the 2017 award, Messrs. Roche, Farber, Huber and Lavey’s awards are presented at 150% of target. Since Mr. Salvatore was hired during 2017, the performance of his 2017 two-year and three-year PBRSUs is based on the Company’s achievement of a relative total shareholder return from the grant date of June 12, 2017 (his hire date) through December 31, 2018 and December 31, 2019, respectively. Based on Company performance since this grant date, Mr. Salvatore’s awards are both presented at 150% of target. For all applicable NEOs, values for the 2018 PBRSUs are presented at 115.38% of target.

Disability. In the event of a NEO’s disability, a pro-rated portion of the PBRSUs vests and the participant is given an additional one-year service credit, and the awards remain subject to the performance-based vesting conditions determined based on the date of the termination event. For Messrs. Roche, Huber and Lavey, values presented for the 2016 PBRSUs are based on the actual payout of 115.38% of target and Mr. Farber’s is based on the actual payout at 150% of target. For all applicable NEOs, values for the 2017 and 2018 PBRSUs are presented at target, with the exception of Mr. Salvatore’s 2017 two-year PBRSU, which is presented at 150% of target.

Voluntary. In the event Mr. Huber, who is retirement eligible under the terms of his 2018 PBRSU award, had retired as of December 31, 2018, a pro-rated portion of the 2018 PBRSUs would have vested and the award would remain subject to the performance-based vesting conditions. Therefore, the value for Mr. Huber’s award is presented at target.

Without Cause / For Good Reason. The terms of Mr. Farber’s PBRSUs provide that if his employment is terminated without cause (other than as a result of his death, disability, or a change in control), or if he terminates his employment for good reason, then he will be given one additional year’s vesting credit. As a result, Mr. Farber’s 2016 PBRSU award would have been deemed to be vested as of December 31, 2018. The value for this award is based on payout at 150% of target.

Change in Control. In the event of a change in control, unless such awards are assumed by the successor entity, 100% of the PBRSUs vest based upon the level of achievement to date. If awards are assumed, then participants are not entitled to any acceleration unless a NEO’s employment is involuntarily or constructively terminated following the change in control. For Messrs. Roche, Huber and Lavey, values for the 2016 award are presented at 115.38% of target and Mr. Farber’s is based on payout at 150% of target. For all NEOs, values for the 2017 awards are presented at 150% of target and values for the 2018 awards are presented at 115.38% of target.

TBRSUs Represents the value of unvested TBRSUs granted in 2016 and 2017 (see “Outstanding Equity Awards at Fiscal Year-End 2018” on page 44 for more information).

Death and Disability. In the event of a NEO’s death or disability, a pro-rated portion of the TBRSUs vest, plus an additional year in the case of disability.

Change in Control. In the event of a change in control, unless such award is assumed by the successor entity, 100% of the TBRSUs vest. If awards are assumed, then participants are not entitled to any acceleration unless the participant’s employment is involuntarily or constructively terminated following the change in control.

(5)	Non-Qualified Stock Options Represents intrinsic value (difference between fair market value of our Common Stock and the exercise price of the options multiplied by the number of unvested options).

Death. In the event an NEO’s employment is terminated by reason of death, for the 2016 and 2017 awards, a pro-rata portion of his or her outstanding stock options automatically vest, and the unvested portion is automatically cancelled and forfeited. For the 2018 awards, any unvested options immediately vest and become exercisable in full upon an NEO’s death.

Disability. In the event an NEO’s employment is terminated by reason of disability, for the 2016 and 2017 awards, then a pro-rata portion, based on actual service during the life of the award, plus an additional one-year service credit, of his or her outstanding stock options automatically vest, and the unvested portion is automatically cancelled and forfeited. For the 2018 awards, any unvested options immediately vest and become exercisable in full if an NEO’s employment is terminated by reason of disability.

Voluntary. In the event Mr. Huber, who is retirement eligible under the terms of his 2018 option award, had retired as of December 31, 2018, a pro-rated portion of the 2018 option would have vested and become exercisable.

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     52

Without Cause / For Good Reason. The terms of Mr. Farber’s option awards provide that if his employment is terminated without cause (other than as a result of his death, disability, or a change in control), or if he terminates his employment for good reason, then he will be given one additional year’s vesting credit.

Change in Control. Unless such award is assumed by the successor entity, upon a change in control such unvested options immediately vest and become exercisable in full. If awards are assumed, then participants are not entitled to any acceleration unless involuntarily or constructively terminated following the change in control.

(6)

Represents the estimated cost of continued health and dental benefits for a period not to exceed one year. All such benefits terminate in the event the NEO obtains other employment that provides the NEO with group health benefits.

(7)	Represents the estimated cost of one year of outplacement services.
(8)

Represents a lump sum payment equal to the amount which would be credited for 2018 to the NEO’s account balances under the 401(k) Plan and the Non-Qualified Retirement Savings Plan, based upon the higher of the NEO’s 2017 or annualized 2018 eligible compensation.

CEO Pay Ratio

Set forth below is an estimate of the relationship between the annual total compensation of our median employee and the annual total compensation of John C. Roche, our Chief Executive Officer. The pay ratio below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For the 2018 fiscal year:

•

The base salary of the median employee of our Company (other than our CEO) was $75,500, and when general bonus, 401(k) match and the cost of medical and health benefits is included, the median of the annual total compensation of all employees (calculated in accordance with the methodology used to determine the amounts reported in the Summary Compensation Table on page 39) was $93,723;

•

Mr. Roche’s total compensation, calculated in accordance with the methodology used to determine the amounts reported in the Summary Compensation Table on page 39 (and then adding the cost of certain medical and health benefits, as described below), was $4,182,651;

•	Based on the foregoing, for 2018 the ratio of the total compensation of Mr. Roche to the median of the annual total compensation of all other employees was 45 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and CEO, we used the following methodology and assumptions:

Median Employee

•	We selected December 31, 2018 as the date used to identify the median employee;
•

We chose to select a new median employee in 2018 because on December 28, 2018 we sold Chaucer, and as of December 31, 2018 we no longer employed about 400 international employees, roughly 8% of the workforce used to calculate the median employee in 2017;

•

As of December 31, 2018, we had approximately 4,200 employees, almost all of whom were located in the United States. As permitted under SEC rules, for purposes of identifying the median employee, we excluded all of our non-U.S. employees (6 in Ireland, and 29 in Australia) because in aggregate, these employees accounted for less than one percent of our total workforce, and the businesses that these employees worked for were under agreement to be sold as part of the Chaucer Sale, pending regulatory approvals. This resulted in a total remaining employee population of 4,246 employees (excluding our CEO) from which to determine the median employee;

•

To identify the median employee, we analyzed the 4,246 employee population based on total target compensation for 2018 (i.e., 2018 base salary, 2018 target bonus or short-term incentive compensation to be paid in 2019 and the 2018 long-term incentive compensation granted in 2018). Total target compensation was selected as the consistently applied compensation measure because this is the metric that the Company bases its compensation decisions upon and how it views the compensation it pays to its employees;

•

We selected the median employee from among eight employees with the same exact 2018 total target compensation because the employee selected was most representative of our employee population as a whole; and

•

We calculated the actual annual total compensation paid to the selected median employee using the same methodology as was used to calculate Mr. Roche’s compensation in the Summary Compensation Table on page 39 (including annual bonus of $3,200 and the Company’s contribution to the 401(k) plan on behalf of median employee of $4,509), and added the $10,514 cost of medical and health benefits attributed to the median employee through Company-sponsored benefit plans.

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     53

CEO

•

Mr. Roche’s total compensation was calculated by using the same methodology as was used to calculate the amounts in the Summary Compensation Table on page 39 and by adding the $14,380 cost of medical and health benefits that the Company attributed to Mr. Roche in 2018 through Company-sponsored benefit plans; this amount was added in order to provide a like comparison to the elements of compensation included for the median employee.

In accordance with SEC rules, we have used estimates and assumptions, as described above, in calculating the pay ratio reported above. The estimates and assumptions that we use may differ from estimates and assumptions used by other companies, including companies in our compensation peer group described above.

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     54

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires executive officers and directors, and persons who beneficially own more than ten percent (10%) of our Common Stock, to file initial reports of ownership, and reports of changes in ownership, of our Common Stock with the SEC. Such persons are required by SEC regulations to provide to THG copies of all their Section 16(a) filings. Based solely on a review of the forms furnished to THG and written representations from THG’s executive officers and directors, THG believes that during 2018, THG’s executive officers, directors and greater than 10% shareholders fully complied with all Section 16(a) filing requirements.

HOUSEHOLDING INFORMATION

Some brokers and nominees may be participating in the practice of “householding” proxy statements, annual reports and notices of Internet availability of proxy materials. This means that only one copy of our Proxy Statement, our Annual Report or our Notice may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of any of the documents to you if you call 1-800-407-5222 or write to THG at 440 Lincoln Street, Worcester, Massachusetts 01653 (attention: Investor Relations). If you want to receive separate copies of our Annual Report, Proxy Statement and/or Notice in the future, or are receiving multiple copies at your household and would like to receive only one copy for your household, you should contact your broker or nominee, or our Investor Relations department.

ANNUAL REPORT ON FORM 10-K

Shareholders may obtain without charge a copy of THG’s Annual Report on Form 10-K, including financial statements and financial statement schedules, required to be filed with the SEC pursuant to the Exchange Act for the fiscal year ended December 31, 2018, by calling 1-800-407-5222 or by writing to THG at 440 Lincoln Street, Worcester, Massachusetts 01653 (attention: Investor Relations). The information is also available on the Company’s website at www.hanover.com, under “Investors-Annual Reports.”

OTHER MATTERS

Management knows of no business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Annual Meeting, it is the intention of the proxy holders to vote the shares represented thereby on such matters in accordance with the recommendation of the Board, and authority to do so is included in the proxy.

SHAREHOLDER PROPOSALS

Proposals submitted by shareholders of THG must be received by the Company’s Corporate Secretary, The Hanover Insurance Group, Inc., 440 Lincoln Street, Worcester, Massachusetts 01653 on or before November 29, 2019, to be eligible under the SEC’s shareholder proposal rule (Rule 14a-8) for inclusion in the proxy materials relating to the 2020 Annual Meeting of Shareholders.

Any shareholder proposal to be considered at the Company’s 2020 Annual Meeting of Shareholders, but not included in the proxy materials, must be submitted to the Company’s Corporate Secretary by February 12, 2020, or the persons appointed as proxies may exercise their discretionary voting authority with respect to that proposal. The persons appointed as proxies may also exercise their discretionary voting authority with respect to shareholder proposals submitted prior to February 12, 2020, unless the proponent otherwise complies with the requirements of the SEC’s Rule 14a-4 or Rule 14a-8.

DATED at Worcester, Massachusetts this 28th day of March 2019.

By Order of the Board of Directors,

CHARLES F. CRONIN

Vice President and Secretary

THE HANOVER INSURANCE GROUP 2019 PROXY STATEMENT     55

Appendix A

Excerpt from Our Corporate Governance Guidelines Relating to Director Independence Standards

A majority of the directors will be independent, and each year the Board will affirmatively determine that each such independent director has no material relationship with the Company. That determination will be set forth in our proxy statement. When evaluating the independence of each of the Company’s directors, the Board will broadly consider all relevant facts and circumstances that may bear on that director’s independence. The Board has adopted the following categorical standards to assist it in determining the independence of Board members, which include those standards established by the New York Stock Exchange for its listed companies.

A director is not independent if:

•	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company.
•

The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director’s immediate family member for service as an employee of the Company (other than an executive officer) will not be considered in determining independence under this test.

•

(i) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

•

The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

For the purposes of these guidelines, an “immediate family member” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home, but excluding anyone who is no longer an immediate family member as a result of legal separation, divorce, death or incapacitation.

If the Company makes charitable contributions to any tax exempt organization in which a director of this Company serves as an executive officer, the Board will consider the materiality of the relationship if the amount paid to the tax exempt organization exceeds the greater of $1 million, or 2% of such organization’s consolidated gross revenues.

Directors have an affirmative obligation to inform the Board of any circumstances or relationships that may impact their designation by the Board as “independent”, including any material changes in such circumstances or relationships.

*   *   *   *   *

A complete copy of the Company’s Corporate Governance Guidelines is available on the Company’s website at:

http://www.hanover.com/about-corporate-governance.html

THE HANOVER INSURANCE GROUP   2019 PROXY STATEMENT     A-1

Appendix B

Non-GAAP Financial Measures

The discussion of our results in the CD&A includes a discussion our operating income before interest expense and income taxes and  ex-cat operating income, each of which are non-GAAP financial measures.

Operating Income

Operating income before interest expense and income taxes is a non-GAAP financial measure because it excludes from net income certain items of expense or income that management does not consider representative of the results attributable to the core operations of our business. The items excluded were primarily realized investment gains, losses on the repayment of debt and from the settlement of pension obligations, interest expense on debt and income taxes. A reconciliation of operating income before interest expense and income taxes to income from continuing operations is presented below and on page 40 of our Annual Report on Form 10-K filed with the SEC on February 22, 2019.

Ex-Cat Operating Income

Ex-cat operating income is a non-GAAP financial measure because it excludes from net income certain items of expense or income that management does not consider representative of the results attributable to the core operations of our business, including those items noted above, as well as the impact of catastrophe losses on our results. Although catastrophe losses are a significant component in understanding and assessing our financial performance, management has metrics that evaluate results excluding catastrophes due to the fact that they are not predictable as to the timing or the amount that will affect our operations.

A reconciliation of 2018 operating income before interest expense and income taxes and ex-cat operating income to income from continuing operations, the most directly comparable GAAP financial measure, is set forth below. The presentation below excludes all of our Chaucer business because the Chaucer segment was classified as discontinued operations during the third quarter of 2018.

(in millions)	2018

Income from continuing operations, net of tax	$239.0
Adjustment for certain non-operating items	53.1
Operating income, net of interest expense and income taxes	292.1
Income tax expense on operating income	69.3
Interest expense on debt	45.1
Operating income before interest expense and income taxes	406.5
Pre-tax catastrophe effect	219.2
Ex-cat operating income	$625.7

A reconciliation of 2017 and 2016 operating income before interest expense and income taxes and ex-cat operating income to income from continuing operations is set forth below. These figures have not been restated to exclude the results of the Chaucer segment because compensation metrics in prior years included Chaucer results.

(in millions)	2017	2016

Income from continuing operations, net of tax	$203.0	$156.1
Adjustment for certain non-operating items	0.8	28.3
Operating income, net of interest expense and income taxes	203.8	184.4
Income tax expense on operating income	84.0	83.5
Interest expense on debt	48.5	54.9
Operating income before interest expense and income taxes	336.3	322.8
Pre-tax catastrophe effect	382.6	125.1
Ex-cat operating income	$718.9	$447.9

THE HANOVER INSURANCE GROUP   2019 PROXY STATEMENT     B-1

The Hanover Insurance Group®

hanover.com

07146 (3/19) ©2019 The Hanover Insurance Group, Inc.

The Hanover Insurance Group ® The Hanover Insurance Company  440 Lincoln Street, Worcester, MA 01653 hanover.com ©2019 The Hanover Insurance Group, Inc.  701-10225 (3/18)

ANNUAL MEETING OF THE HANOVER INSURANCE GROUP, INC. Annual Meeting of The Hanover Insurance Group, Inc. to be held on Tuesday, May 14, 2019  Date: Tuesday, May 14, 2019  Time: 9:00 A.M. (Eastern Time) for Shareholders as of March 18, 2019  Place: The Hanover Insurance Group, Inc. , 440 Lincoln Street, Worcester, This proxy is being solicited on behalf of the Board of Directors MA 01653  Your vote is important to us.  Please make your marks like this: Use dark black pencil or pen only   VOTE BY:  The Board of Directors Recommends a Vote FOR each of the director  INTERNET   TELEPHONE nominees listed in proposal 1 and FOR proposals 2 and 3.   Go To Call  1: To elect four individuals to the Board of Directors: Please separate carefully at the perforation and return just this portion in the envelope provided.  Nominees: 01 P. Kevin Condron - Two-year term expiring in 2021  For Against Abstain  For Against Abstain  02 Michael D. Price - Three-year term expiring in 2022  Against Abstain  For  www.proxypush.com/THG 866-895-6920  • Cast your vote online 24 hours a day/ 7 days • Use any touch-tone telephone toll-free a week. OR 24 hours a day/ 7 days a week.  • Have this form and your control number • Have this form and your control number located in the shaded box below ready.  •  located in the shaded box below ready.  Follow the simple recorded instructions.  • Mark, sign and date the attached Proxy Card. 03 Joseph R. Ramrath - Three-year term expiring in 2022  OR   MAIL  • Return the Proxy Card in the postage-paid envelope provided. • Detach the Proxy Card. For Against Abstain  04 John C. Roche - Three-year term expiring in 2022  For Against Abstain   For Against Abstain  PROXY TABULATOR FOR  All votes must be received by 11:59 P.M. , Eastern Time, on May 13, 2019 to ensure inclusion in the meeting.  2: To approve the advisory vote on the Company’s executive compensation. 3: To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent, registered public accounting firm for 2019. If you plan to attend the meeting and vote your shares in person, please mark this box.  Authorized Signatures - This section must be completed for your instructions to be executed in accordance with the terms of your Proxy as set forth under the heading “Proxy for Annual Meeting of Shareholders to be held on May 14, 2019” on the reverse side hereof.   Please Sign Here Please Date Above   Please Sign Here Please Date Above EVENT #  Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc.,  CLIENT #  should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.  THE HANOVER INSURANCE GROUP, INC.  c/o MEDIANT COMMUNICATIONS  P.O. BOX 8016 CARY, NC 27512-9903

Proxy for Annual Meeting of Shareholders to be held on May 14, 2019  This proxy is being solicited on behalf of the Board of Directors  Please vote, date and sign this Proxy on the other side and return it in the enclosed envelope.  The Shareholder signing on the reverse side (the “undersigned”) , having received the Annual Report, Notice of Annual Meeting of Shareholders and the Proxy Statement, hereby appoint(s) John C. Roche and J. Kendall Huber, and each of them, Proxies of the undersigned (with full power of substitution) to attend the Annual Meeting of Shareholders of The Hanover Insurance Group, Inc. (the “Company” ) to be held on May 14, 2019, and all adjournments thereof (the “Meeting”) , and to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote, if personally present, in regard to all matters that may properly come before the Meeting.  The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority (i) to consider and act upon such business, matters or proposals other than the business set forth herein as may properly come before the Meeting, and (ii) with respect to the election of any substitute nominees designated by the Board of Directors in the event that any of the nominees are unavailable to serve. The Proxy, when properly executed, will be voted in the manner specified herein. If no specification is made, the Proxies intend to vote FOR all nominees for director, and FOR the advisory vote on executive compensation and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent, registered public accounting firm for 2019.   Please separate carefully at the perforation and return just this portion in the envelope provided.